As filed with the Securities and Exchange Commission on February 3, 2004


================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                 AMENDMENT NO. 2


                                    FORM SB-2
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                                ----------------

                  NEVADA                             INTERCARD, INC.                            43-1539150
      (State or Other Jurisdiction of           (Name of Registrant in Our         (I.R.S. Employer Identification No.)
               Incorporation                             Charter)
             or Organization)

              INTERCARD, INC.                             _____                                RAY SHERROD
        1874 LACKLAND HILL PARKWAY             (Primary Standard Industrial                  INTERCARD, INC.
         ST. LOUIS, MISSOURI 63146             Classification Code Number)              1874 LACKLAND HILL PARKWAY
              (314) 275-8066                                                            ST. LOUIS, MISSOURI 63146
(Address and telephone number of Principal                                                    (314) 275-8066
           Executive Offices and                                                  (Name, address and telephone number of
       Principal Place of Business)                                                               agent
                                                                                               for service)

                                                        COPIES TO:

          Clayton E. Parker, Esq.                                                         Harris C. Siskind, Esq.
        Kirkpatrick & Lockhart LLP                                                      Kirkpatrick & Lockhart LLP
    201 S. Biscayne Boulevard, Suite 2000                                          201 S. Biscayne Boulevard, Suite 2000
            Miami, Florida 33131                                                            Miami, Florida 33131
              (305) 539-3300                                                                    (305) 539-3300
        Telecopier No.: (305) 358-7095                                                 Telecopier No.: (305) 358-7095

         Approximate date of commencement of proposed sale to the public: AS SOON AS PRACTICABLE AFTER THIS REGISTRATION STATEMENT BECOMES EFFECTIVE.

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. |X|

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|

                                         CALCULATION OF REGISTRATION FEE
===============================================================================================================================
                                                                                             PROPOSED MAXIMUM
                                                                          PROPOSED MAXIMUM       AGGREGATE        AMOUNT OF
            TITLE OF EACH CLASS OF                    AMOUNT TO BE         OFFERING PRICE         OFFERING      REGISTRATION
         SECURITIES TO BE REGISTERED                   REGISTERED          PER SHARE (1)         PRICE (1)           FEE
-------------------------------------------------------------------------------------------------------------------------------
Common Stock, par value $0.001 per share           182,915,416 shares           $0.05         $9,145,770.80         $739.89
-------------------------------------------------------------------------------------------------------------------------------
TOTAL                                              182,915,416 shares           $0.05         $9,145,770.80         $739.89
===============================================================================================================================

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933. The selling shareholders will be selling these shares of common stock at a fixed price of $0.05 per share until the shares are quoted on the OTC Bulletin Board and thereafter at prevailing market prices or privately negotiated prices. For the purposes of this table, we have used an assumed price of $0.05, as no public market currently exists for Intercard, Inc.'s common stock.

                                ----------------

         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

                                   PROSPECTUS


                  Subject to completion, dated February 3, 2004


                                 INTERCARD, INC.
                       182,915,416 SHARES OF COMMON STOCK

         This prospectus relates to the sale of up to 182,915,416 shares of Intercard, Inc.'s common stock by certain persons who are stockholders of Intercard. Please refer to "Selling Stockholders" beginning on page 8. Intercard is not selling any shares of common stock in this offering and therefore will not receive any proceeds from this offering. All costs associated with this registration will be borne by Intercard.

         There currently is no public market for our common stock. The selling shareholders will be selling these shares of common stock at a fixed price of $0.05 per share until the shares are quoted on the OTC Bulletin Board and thereafter at prevailing market prices or privately negotiated prices. These prices will fluctuate based on the demand for the shares of common stock.

         Brokers or dealers effecting transactions in these shares should confirm that the shares are registered under the applicable state law or that an exemption from registration is available.

         THESE SECURITIES ARE SPECULATIVE AND INVOLVE A HIGH DEGREE OF RISK.

         PLEASE REFER TO "RISK FACTORS" BEGINNING ON PAGE __.

         No underwriter or person has been engaged to facilitate the sale of shares of common stock in this offering. This offering will terminate twenty-four months after the accompanying registration statement is declared effective by the Securities and Exchange Commission. None of the proceeds from the sale of stock by the selling stockholders will be placed in escrow, trust or any similar account.

         THE SECURITIES AND EXCHANGE COMMISSION AND STATE SECURITIES REGULATORS HAVE NOT APPROVED OR DISAPPROVED OF THESE SECURITIES, OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

         THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THE SELLING STOCKHOLDERS MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

               The date of this prospectus is __________ __, 2004.


                                                        TABLE OF CONTENTS
PROSPECTUS SUMMARY........................................................................................................1
THE OFFERING..............................................................................................................2
SUMMARY CONSOLIDATED FINANCIAL INFORMATION................................................................................3
RISK FACTORS..............................................................................................................4
FORWARD-LOOKING STATEMENTS................................................................................................6
SELLING STOCKHOLDERS......................................................................................................7
USE OF PROCEEDS..........................................................................................................10
PLAN OF DISTRIBUTION.....................................................................................................11
MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION................................................................12
DESCRIPTION OF BUSINESS..................................................................................................20
MANAGEMENT...............................................................................................................24
DESCRIPTION OF PROPERTY..................................................................................................27
LEGAL PROCEEDINGS........................................................................................................27
PRINCIPAL STOCKHOLDERS...................................................................................................28
CERTAIN RELATIONSHIP AND RELATED TRANSACTIONS............................................................................29
MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT'S  COMMON EQUITY AND OTHER STOCKHOLDER MATTERS...........................30
DESCRIPTION OF SECURITIES................................................................................................31
EXPERTS..................................................................................................................32
LEGAL MATTERS............................................................................................................32
HOW TO GET MORE INFORMATION..............................................................................................32
EXHIBIT 5.1...............................................................................................................1
EXHIBIT 10.2..............................................................................................................1
EXHIBIT 10.3..............................................................................................................1
EXHIBIT 10.4..............................................................................................................1
EXHIBIT 23.2..............................................................................................................1
FINANCIAL STATEMENTS....................................................................................................F-1

---------------------------------------------------------------------------------------------------------------------------

                               PROSPECTUS SUMMARY

OVERVIEW

         Intercard is engaged in the manufacturing and sale of access control products for business copying equipment, self-service vending equipment and other business and arcade equipment. From its St. Louis headquarters Intercard is a provider of cash control systems to companies in the amusement/arcade, copy control, educational and OEM markets. Its systems are composed of electronic card readers, card dispensers, the magnetically encoded cards, and the software that creates a system.

         Intercard is the surviving corporation resulting from a plan of merger between Project II, Inc., a Nevada corporation, and Intercard, Inc., a Missouri corporation incorporated on February 6, 1990 (the "Merger"). Project II, Inc., had no prior operations. The surviving corporation in the Merger changed its name to Intercard, Inc., which remains a Nevada corporation.(1)

GOING CONCERN

         Intercard's financial statements have been prepared on a going concern basis that contemplates the realization of assets and the settlement of liabilities and commitments in the normal course of business. Intercard's auditors have included an explanatory paragraph in their auditors' report that references this matter. Management recognizes that Intercard must generate capital and revenue resources to enable it to continue to operate. Ultimately, Intercard must achieve profitable operations. Management is planning to obtain additional capital from revenue generated from operations and through the sale of equity securities. The realization of assets and satisfaction of liabilities in the normal course of business is dependent upon Intercard obtaining additional revenues and equity capital and ultimately achieving profitable operations. However, no assurances can be given that Intercard will be successful in these activities. Should any of these events not occur, the accompanying financial statements will be materially affected.

ABOUT US

         Our principal office is located at 1874 Lackland Hill Parkway, St. Louis, Missouri 63146. Our telephone number is (314) 275-8066.

---------

(1) References to Intercard encompass Intercard's operations both as a Missouri corporation prior to the Merger and as a Nevada Corporation after the Merger.

                                  THE OFFERING

         This offering relates to the sale of common stock by certain persons who are stockholders of Intercard. The selling stockholders consist of certain directors and officers of Intercard and other shareholders of Intercard, who intend to sell up to 182,915,416 shares of common stock.

COMMON STOCK OFFERED                                             182,915,416 shares by selling stockholders

OFFERING PRICE                                                   $0.05

COMMON STOCK OUTSTANDING BEFORE THE OFFERING                     500,000,000 shares as of January 26, 2004

USE OF PROCEEDS                                                  We  will not  receive  any  proceeds  of the
                                                                 shares offered by the  selling stockholders.

RISK FACTORS                                                     The securities offered hereby involve a high
                                                                 degree  of  risk  and  immediate  substantial
                                                                 dilution.  See "Risk Factors" and "Dilution."

OVER-THE-COUNTER BULLETIN BOARD SYMBOL                           None as of January 26, 2004

                   SUMMARY CONSOLIDATED FINANCIAL INFORMATION

                                                         FOR THE NINE      FOR THE NINE
                                                            MONTHS            MONTHS          FOR THE YEAR      FOR THE YEAR
                                                            ENDED              ENDED             ENDED             ENDED
                                                        SEPTEMBER 30,      SEPTEMBER 30,      DECEMBER 31,      DECEMBER 31,
                                                             2003              2002               2002              2001
STATEMENT OF OPERATION DATA:
Sales                                                  $   2,141,544      $   2,954,722        $ 3,607,510       $ 3,642,603
Cost of goods sold                                         1,168,490          1,698,592          2,008,816         1,939,739
Gross profit                                                 973,054          1,256,130          1,598,649         1,702,864
Operating expenses                                         1,158,482          1,314,160          1,755,552         2,122,705
Operating profit (loss)                                    (185,428)           (58,030)          (156,858)         (419,841)
Other expenses                                              (27,559)           (24,093)            126,989           148,309
Net profit (loss)                                          (212,987)           (82,123)          (283,847)         (568,150)
Profit (Loss) per share - basic and diluted                   (0.00)             (0.00)             (0.00)            (0.00)

--------------------------------------------------------------------------------

                                                                                  SEPTEMBER 30,      DECEMBER 31,
                                                                                      2003              2002
BALANCE SHEET DATA:
Cash                                                                              $      (0)       $    37,390
Accounts receivable (net of allowance of approximately $216,000)                     360,649           277,181
Inventories                                                                          511,578           537,050
Total current assets                                                                 872,227           851,621
Property and equipment, net                                                           78,197            68,287
Proprietary Software, net                                                                 --            18,461
Other long-term assets                                                                28,502            27,880
Total assets                                                                         978,926           966,249
Current maturities of notes payable - related party                                   97,500            95,957
Account payables and accrued expenses                                              1,034,594           923,195
Customer deposits                                                                    403,981           382,780
Total current liabilities                                                          1,536,075         1,401,932
Notes payable, related party                                                       1,439,457         1,347,935
Total liabilities                                                                  2,975,532         2,749,867
Common Stock                                                                         500,000           400,000
Additional paid-in capital                                                           403,200           503,200
Treasury Stock                                                                      (33,000)          (33,000)
Accumulated deficit                                                              (2,866,806)       (2,653,818)
Total stockholders' deficit                                                      (1,996,606)       (1,783,618)
Total liabilities and stockholders' deficit                                          978,926           966,249

--------------------------------------------------------------------------------

                                  RISK FACTORS

         WE ARE SUBJECT TO VARIOUS RISKS THAT MAY MATERIALLY HARM OUR BUSINESS, FINANCIAL CONDITION AND RESULTS OF OPERATIONS. YOU SHOULD CAREFULLY CONSIDER THE RISKS AND UNCERTAINTIES DESCRIBED BELOW AND THE OTHER INFORMATION IN THIS FILING BEFORE DECIDING TO PURCHASE OUR COMMON STOCK. IF ANY OF THESE RISKS OR UNCERTAINTIES ACTUALLY OCCURS, OUR BUSINESS, FINANCIAL CONDITION OR OPERATING RESULTS COULD BE MATERIALLY HARMED. IN THAT CASE, THE TRADING PRICE OF OUR COMMON STOCK COULD DECLINE AND YOU COULD LOSE ALL OR PART OF YOUR INVESTMENT.

                          RISKS RELATED TO OUR BUSINESS

INTERCARD HAS LOST MONEY AND FUTURE LOSSES ARE LIKELY CONTINUE, AS THE COMPANY MAY NEVER MAINTAIN PROFITABLE OPERATIONS IN THE FUTURE

         We have not been profitable and have lost money on both a cash and non-cash basis. For the year ended December 31, 2002, we lost $283,847. For the nine months ended September 30, 2003, we lost $212,987. Our accumulated deficit was $2,866,806 as at September 30, 2003. Future losses are likely to occur, as we are dependent on spending money to pay for our operations. No assurances can be given that we will be successful in reaching or maintaining profitable operations.

IF INTERCARD FAILS RAISE ADDITIONAL CAPITAL OR DEBT FUNDING, INTERCARD'S OPERATIONS WILL BE SEVERELY IMPACTED

         Unless Intercard can become profitable with the existing sources of funds we have available, we will require additional capital to sustain operations and we may need access to additional capital or additional debt financing to grow our sales. In addition, to the extent that we have a working capital deficit and cannot offset the deficit from profitable sales we may have to raise capital to repay the deficit and provide more working capital to permit growth in revenues. We cannot assure you that financing whether from external sources or related parties will be available if needed or on favorable terms. Our inability to obtain adequate financing will result in the need to reduce the pace of business operations. Any of these events could be materially harmful to our business and may result in a lower stock price.

WE HAVE BEEN THE SUBJECT OF A GOING CONCERN OPINION FOR OUR FISCAL YEAR ENDED DECEMBER 31, 2002 FROM OUR INDEPENDENT AUDITORS, WHICH MEANS THAT WE MAY NOT BE ABLE TO CONTINUE OPERATIONS UNLESS WE CAN BECOME PROFITABLE OR OBTAIN ADDITIONAL FUNDING

         Our independent auditors have added an explanatory paragraph to their audit opinion issued in connection with our financial statements for the year ended December 31, 2002, which states that the financial statements raise substantial doubt as to Intercard's ability to continue as a going concern. Our ability to make operations profitable or obtain additional funding will determine our ability to continue as a going concern. Our financial statements do not include any adjustments that might result from the outcome of this uncertainty. We expect to be able to continue operations for 3 months with the cash currently on hand. Based on our current budget assessment, and excluding any acquisitions which may occur in 2004, we believe that we may need to obtain approximately $500,000 in additional debt or equity capital from one or more sources to fund operations for the next 12 months. These funds are expected to be obtained from the possible sale of securities and possible loans from shareholders.

AS A RESULT OF INTERCARD'S WORKING CAPITAL DEFICIT, WHICH MEANS THAT OUR CURRENT ASSETS ON JUNE 30, 2003 WERE NOT SUFFICIENT TO SATISFY OUR CURRENT LIABILITIES, INTERCARD REQUIRES OUTSIDE FUNDING

         We had a working capital deficit of $663,848 at September 30, 2003, which means that our current liabilities as of that date exceeded our current assets on September 30, 2003 by $663,848. Current assets are assets that are expected to be converted to cash within one year and, therefore, may be used to pay current liabilities as they become due. Our working capital deficit means that our current assets on September 30, 2003 were not sufficient to satisfy all of our current liabilities on that date. If our ongoing operations do not begin to provide sufficient profitability to offset the working capital deficit we may have to raise capital or debt to fund the deficit.

THERE IS NO PUBLIC MARKET FOR SHARES OF OUR COMMON STOCK AND NONE IS LIKELY TO DEVELOP

         Prior to this offering, there was no public market for our common stock and there can be no assurance that a public trading market for our common stock will develop. In fact, it is unlikely that a trading market will develop for shares of our common stock. An absence of an active trading market could adversely affect our shareholders' ability to sell our common stock in short time periods, or possibly at all.

IF WE FAIL TO ATTRACT OR RETAIN KEY PERSONNEL, OUR OPERATIONS WILL SUFFER

         Our success largely depends on the efforts and abilities of key executives, including Ray Sherrod, our Chairman of the Board and President. The loss of the services of Mr. Sherrod could materially harm our business because of the cost and time necessary to replace and train a replacement. Such a loss would also divert management attention away from operational issues. We also have other key employees that manage our operations and if we were to lose their services, senior management would be required to expend time and energy to replace and train replacements. To the extent that we are smaller than our competitors and have fewer resources we may not be able to attract the sufficient number and quality of staff.

WE MAY NOT BE ABLE TO EFFECTIVELY PROTECT OUR INTELLECTUAL PROPERTY RIGHTS, THE FOUNDATION OF OUR BUSINESS, WHICH COULD HARM OUR BUSINESS BY MAKING IT EASIER FOR OUR COMPETITORS TO DUPLICATE OUR SERVICES

         We regard certain aspects of our products, processes, services and technology as proprietary. Intercard has, through its developments, obtained several patents and copyrights. Intercard uses these patents and copyrights to protect its existing customer base. Intercard owns the following patents: Patent No. 5,426,285 dated June 20, 1995 (Modular Card Read/Write Apparatus), Patent No. 4,599,510 dated July 8, 1986 (Vibration - Minimizing Magnetic Card Reader), Patent No. 4,711,993 dated December 8,1987 (Fraud- Resistant Manual Magnetic Reader-write system for detail card use). On December 29, 2003, Intercard applied for three (3) copyrights. We have received Registration No. TX-1-130-85 dated January 7, 2004 for one patent, while the other two applications are still pending. Currently Intercard sells almost 2 million dollars in copyrighted material each year. Intercard anticipates that through on going future sales, Intercard will expand this revenue source that represents a major portion of its business. We have taken steps to protect them with patents, copyrights, trademarks, restrictions on disclosure and other methods. Despite these precautions,  we cannot be  certain  that third  parties  will not  infringe  or misappropriate our proprietary rights or that third parties will not independently develop similar products, services and technology. Any infringement, misappropriation or independent development could cause us to cease operations.

         We may have to resort to litigation to enforce our intellectual property rights, protect our trade secrets, determine the validity and scope of the proprietary rights of others, or defend ourselves from claims of infringement, invalidity or unenforceability. Litigation may be expensive and divert resources even if we win. This could adversely affect our business, financial condition and operating results such that it could cause us to reduce or cease operations.

OTHER PARTIES MAY ASSERT THAT OUR TECHNOLOGY INFRINGES ON THEIR INTELLECTUAL PROPERTY RIGHTS, WHICH COULD DIVERT MANAGEMENT TIME AND RESOURCES AND POSSIBLY FORCE INTERCARD TO REDESIGN OUR TECHNOLOGY

         Technology-based industries, such as ours, are characterized by an increasing number of patents and frequent litigation based on allegations of patent infringement. From time to time, third parties may assert patent, copyright and other intellectual property rights to technologies that are important to us. While there currently are no outstanding infringement claims pending by or against us, we cannot assure you that third parties will not assert infringement claims against us in the future, that assertions by such parties will not result in costly litigation, or that they will not prevail in any such litigation. In addition, we cannot assure you that we will be able to license any valid and infringed patents from third parties on commercially reasonable terms or, alternatively, be able to redesign products on a cost-effective basis to avoid infringement. Any infringement claim or other litigation against or by us could have a material adverse effect on us and could cause us to reduce or cease operations.

                           FORWARD-LOOKING STATEMENTS

         Information included or incorporated by reference in this prospectus may contain forward-looking statements. This information may involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from the future results, performance or achievements expressed or implied by any forward-looking statements. Forward-looking statements, which involve assumptions and describe our future plans, strategies and expectations, are generally identifiable by use of the words "may," "should," "expect," "anticipate," "estimate," "believe," "intend" or "project" or the negative of these words or other variations on these words or comparable terminology.

         This prospectus contains forward-looking statements, including statements regarding, among other things, (a) our projected sales and profitability, (b) our growth strategies, (c) anticipated trends in our industry, (d) our future financing plans and (e) our anticipated needs for working capital. These statements may be found under "Management's Discussion and Analysis or Plan of Operations" and "Description of Business," as well as in this prospectus generally. Actual events or results may differ materially from those discussed in forward-looking statements as a result of various factors, including, without limitation, the risks outlined under "Risk Factors" and matters described in this prospectus generally. In light of these risks and uncertainties, there can be no assurance that the forward-looking statements contained in this prospectus will in fact occur.

                              SELLING STOCKHOLDERS

         The following table presents information regarding the selling stockholders. The selling shareholders include officers, directors and employees of Intercard, as well as other shareholders. A description of each selling shareholder's relationship to Intercard and how each selling shareholder acquired the shares to be sold in this offering is detailed in the information immediately following this table.

                                                                              PERCENTAGE OF
                                                                               OUTSTANDING                       PERCENTAGE
                                                                SHARES           SHARES                           OF SHARES
                                                             BENEFICIALLY     BENEFICIALLY      SHARES TO BE     BENEFICIALLY
                                                             OWNED BEFORE     OWNED BEFORE      SOLD IN THE      OWNED AFTER
SELLING STOCKHOLDER                                            OFFERING       OFFERING (1)        OFFERING       OFFERING (1)
-------------------                                            --------       ------------      ------------     ------------
Keath, Betty                                                  3,877,503                *           387,750              *
Bisset, D.                                                      114,129                *            11,413              *
Black, B.                                                       114,129                *            11,413              *
Braur, I.                                                       114,129                *            11,413              *
Webb, C. G.                                                     290,799                *            29,080              *
Catermole, J.                                                   379,134                *            37,913              *
Osborn, C. G.                                                 2,563,318                *           256,332              *
Hucks, D.                                                        52,842                *             5,284              *
Brinkman, Don                                                   387,751                *            38,775              *
Osborn Brothers                                                 105,740                *            10,574              *
Fox, J.                                                         319,559                *            31,956              *
Gandy Trust, Elizabeth                                          333,768                *            33,377              *
Gandy Trust, John, Jr.                                          333,768                *            33,377              *
Gandy Trust, A. P.                                               48,448                *             4,845              *
  or M. J.
Griffith, Geoffrey                                               87,251                *             8,725              *
Johnson, G.                                                     290,799                *            29,080              *
Houlett, G.                                                   2,908,156                *           290,816              *
Hesher, Edward H.                                               304,380                *            30,438              *
Hesher, E. W.                                                   190,195                *            19,020              *
Osborn, J.                                                      193,904                *            19,390              *
Osborn, Jon                                                      88,107                *             8,811              *
Jones, F.                                                       114,129                *            11,413              *
Osborn, Joy                                                      35,266                *             3,527              *
Knoll, B.                                                       190,195                *            19,020              *
Brinkman, L. D.                                                 969,405                *            96,941              *
Lane, M.                                                        114,129                *            11,413              *
Wells, M.                                                        35,266                *             3,527              *
Morris, R.                                                      228,257                *            22,826              *
Ocborn & Osborn                                                 174,502                *            17,450              *
Talley, P. N.                                                    96,952                *             9,695              *
Pray, R.                                                        228,257                *            22,826              *
Bacon, R.                                                        96,952                *             9,695              *
Zepp, R. & J.                                                   484,703                *            48,470              *
Rogers, L. D.                                                   114,129                *            11,413              *
Thomas, T.                                                      393,742                *            39,374              *

                                                                              PERCENTAGE OF
                                                                               OUTSTANDING                       PERCENTAGE
                                                                SHARES           SHARES                           OF SHARES
                                                             BENEFICIALLY     BENEFICIALLY      SHARES TO BE     BENEFICIALLY
                                                             OWNED BEFORE     OWNED BEFORE      SOLD IN THE      OWNED AFTER
SELLING STOCKHOLDER                                            OFFERING       OFFERING (1)        OFFERING       OFFERING (1)
-------------------                                            --------       ------------      ------------     ------------
Watson Exploration                                               19,402                *             1,940              *
Ullerey, W. & E.                                                 96,952                *             9,695              *
Osborn, W.                                                      343,697                *            34,370              *
Wilson, O.                                                      228,257                *            22,826              *
Fox, J. Mark & Eileen                                           875,021                *            87,502              *
Fox Partnership1                                              2,853,203                *           285,320              *
Gandy, J.                                                     3,804,290                *           380,429              *
Bunyan, Noel                                                  3,728,223                *           372,822              *
Sherrod, Ray & Mary Lois                                    336,607,429           67.32%        50,000,000         57.32%
Sherrod, Scott                                               11,412,811            2.28%        10,000,000              *
Sherrod, Bruce                                               12,173,761            2.43%        10,076,095              *
Sherrod, Cindy                                               11,412,811            2.28%        10,000,000              *
Hesher, E. W.                                                    70,450                *             7,045              *
Oracle Funding, LLC                                          25,000,000            5.00%        25,000,000          0.00%
Funding Enterprises, LLC                                     25,000,000            5.00%        25,000,000          0.00%
Amber Run, LLC                                               15,000,000            3.00%        15,000,000          0.00%
Great West, LLC                                              10,000,000            2.00%        10,000,000          0.00%
Hendrix & Gandy, LLC                                          2,000,000                *         2,000,000          0.00%
Ron Hendrix                                                     400,000                *           400,000          0.00%
MB Investments                                                8,000,000            1.60%         8,000,000          0.00%
Old Field Investments, LLC                                    4,000,000                *         4,000,000          0.00%
Elizabeth Gandy                                               1,800,000                *         1,800,000          0.00%
Wilson Gandy                                                  1,800,000                *         1,800,000          0.00%
Mary Jane Gandy                                                 600,000                *           600,000          0.00%
Gandy Associates, LLC                                         6,000,000            1.20%         6,000,000          0.00%
Mary Elizabeth Horner                                           400,000                *           400,000          0.00%
                                                            -----------          ------        -----------         -----
TOTAL                                                       500,000,000          100.00%       182,915,416         63.42%
                                                            ===========          ======        ===========         =====

--------------------
*        Less than 1%.

(1) Applicable percentage of ownership is based on 500,000,000 shares of common stock outstanding as of January 26, 2004, together with securities exercisable or convertible into shares of common stock within 60 days of January 26, 2004, for each stockholder. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of common stock subject to securities exercisable or convertible into shares of common stock that are currently exercisable or exercisable within 60 days of January 26, 2004 are deemed to be beneficially owned by the person holding such securities for the purpose of computing the percentage of ownership of such person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Note that affiliates are subject to Rule 144 and Insider trading regulations - percentage computation is for form purposes only.

         The following information contains a description of each selling shareholder's relationship to Intercard and how each selling shareholder acquired the shares to be sold in this offering is detailed below. None of the selling stockholders have held a position or office, or had any other material relationship, with Intercard, except as follows:

         o Ray Sherrod is the Chief Executive Officer, Chief Financial Officer and Chairman of the Board of Directors of the Company;

         o        Mary Lois Sherrod is a director of the Company.

         o        Bruce Allen Sherrod is a director of the Company.

The other selling shareholders include former shareholders of Project II, Inc., prior to the merger with Intercard, Inc.

                                 USE OF PROCEEDS

         This prospectus relates to shares of our common stock that may be offered and sold from time to time by certain selling stockholders. There will be no proceeds to us from the sale of shares of common stock in this offering.

                              PLAN OF DISTRIBUTION

         The selling stockholders have advised us that the sale or distribution of our common stock owned by the selling stockholders may be effected directly to purchasers by the selling stockholders or by pledgees, donees, transferees or other successors in interest, as principals or through one or more underwriters, brokers, dealers or agents from time to time in one or more transactions (which may involve crosses or block transactions) (i) on the over-the-counter market or in any other market on which the price of our shares of common stock are quoted or (ii) in transactions otherwise than on the over-the-counter market or in any other market on which the price of our shares of common stock are quoted. The selling shareholders will be selling these shares of common stock at a fixed price of $0.05 per share until the shares are quoted on the OTC Bulletin Board and thereafter at prevailing market prices or privately negotiated prices. In each case the price shall be determined by the selling stockholders or by agreement between the selling stockholders and underwriters, brokers, dealers or agents, or purchasers. If the selling stockholders effect such transactions by selling their shares of common stock to or through underwriters, brokers, dealers or agents, such underwriters, brokers, dealers or agents may receive compensation in the form of discounts, concessions or commissions from the selling stockholders or commissions from purchasers of common stock for whom they may act as agent (which discounts, concessions or commissions as to particular underwriters, brokers, dealers or agents may be in excess of those customary in the types of transactions involved). The selling stockholders and any brokers, dealers or agents that participate in the distribution of the common stock may be deemed to be underwriters, and any profit on the sale of common stock by them and any discounts, concessions or commissions received by any such underwriters, brokers, dealers or agents may be deemed to be underwriting discounts and commissions under the Securities Act.

         Under the securities laws of certain states, the shares of common stock may be sold in such states only through registered or licensed brokers or dealers. The selling stockholders are advised to ensure that any underwriters, brokers, dealers or agents effecting transactions on behalf of the selling stockholders are registered to sell securities in all fifty states. In addition, in certain states the shares of common stock may not be sold unless the shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

         We will pay all the expenses incident to the registration, offering and sale of the shares of common stock to the public hereunder other than commissions, fees and discounts of underwriters, brokers, dealers and agents. We estimate that the expenses of the offering to be borne by us will be approximately $85,000. The offering expenses consist of: a SEC registration fee of $1,187.67, printing expenses of $2,500, accounting fees of $20,000, legal fees of $50,000 and miscellaneous expenses of $11,312.33. We will not receive any proceeds from the sale of any of the shares of common stock by the selling stockholders.

         The selling stockholders should be aware that the anti-manipulation provisions of Regulation M under the Exchange Act will apply to purchases and sales of shares of common stock by the selling stockholders, and that there are restrictions on market-making activities by persons engaged in the distribution of the shares. Under Registration M, the selling stockholders or their agents may not bid for, purchase, or attempt to induce any person to bid for or purchase, shares of our common stock while such selling stockholders are distributing shares covered by this prospectus. Accordingly, except as noted below, the selling stockholders are not permitted to cover short sales by purchasing shares while the distribution is taking place. The selling stockholders are advised that if a particular offer of common stock is to be made on terms constituting a material change from the information set forth above with respect to the Plan of Distribution, then, to the extent required, a post-effective amendment to the accompanying registration statement must be filed with the Securities and Exchange Commission.

            MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

GENERAL

         The following discussion and analysis should be read in conjunction with the Consolidated Financial Statements, and the Notes thereto included herein. The information contained below includes statements of Intercard's or management's beliefs, expectations, hopes, goals and plans that, if not historical, are forward-looking statements subject to certain risks and uncertainties that could cause actual results to differ materially from those anticipated in the forward-looking statements. For a discussion on forward-looking statements, see the information set forth in the Introductory Note to this registration statement under the caption "Forward Looking Statements", which information is incorporated herein by reference.

GOING CONCERN

         As reflected in Intercard's financial statements for the twelve months ended December 31, 2002, Intercard's accumulated deficit of $2,653,818 and its working capital deficiency of $550,311 raise substantial doubt about its ability to continue as a going concern. Our interim financial statements for the nine month period ended September 30, 2003, which shows an accumulated deficit of $2,866,806 and a working capital deficit of $663,848, also raise this doubt. The ability of Intercard to continue as a going concern is dependent on Intercard's ability to raise additional debt or capital. The financial statements for December 31, 2002 do not include any adjustments that might be necessary if Intercard is unable to continue as a going concern.

CRITICAL ACCOUNTING POLICIES AND ESTIMATES

         Management's discussion and analysis of our financial condition and results of operations are based upon our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of these financial statements requires that we make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. At each balance sheet date, management evaluates its estimates, including but not limited to, those related to accounts receivable, inventories, accrued liabilities, and the valuation allowance offsetting deferred income taxes. We base our estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances. Actual results may differ from these estimates under different assumptions or conditions. The estimates and critical accounting policies that are most important in fully understanding and evaluating our financial condition and results of operations include those listed below:

         PROPRIETARY SOFTWARE

         The cost of developing computer software for sale to others is capitalized and amortized to operations in the greater of the amount computed using either the straight-line method or the ratio of current gross revenue to total anticipated revenue over the estimated useful life of the software, not to exceed five years. No computer software development costs were capitalized during the years ended December 31, 2002 and 2001. Amortization expense was $32,186 and $84,640 for the years ended December 31, 2002 and 2001, respectively.

         REVENUE RECOGNITION

         Intercard recognizes product sale revenue when its products are shipped. Maintenance revenue is recognized when the services are performed.

         The company's policy for revenue recognition is as follows:

         1.) Once the customer has decided what products or service they intend to purchase a formal quotation is prepared, signed by a company representative, and presented to the customer. If the customer accepts the quotation, the company requires a written purchase order signed by a customer representative. When the order is booked two copies of the order are sent to the customer.

         One copy for the customers records and an acknowledgment copy that must be signed by a customer representative and returned to the company prior to beginning production.

         2.) The customer quotation is based upon the Company's product price list and is not subject to change. Competitive discounting is permitted and is shown separately on the customer quotation.

         3.) Revenue is recognized when the product is shipped and title passes at our facility. All shipments are made FOB in our plant.

         4.) Reasonable collectability is assured because of the Companies' policy of 50% deposit with the order and the balance prior to shipment. The company accounts for the customers' deposits with a deposit subledger which itemizes each customer deposit amount and order number. The total of all customer deposits is recognized as a liability on the company's balance sheet. As shipments occur they are invoiced and are recorded as revenue. The invoice also appears in the accounts receivable subledger. When the invoicing process is completed funds from the customer's deposit account are applied against the customers account receivable invoice.

         IMPAIRMENT OF LONG-LIVED ASSETS

         In the event that facts and circumstances indicate that the cost of long-lived assets may be impaired, an evaluation of recoverability would be performed. If an evaluation is required, the estimated future undiscounted cash flows associated with the asset would be compared to the asset's carrying amount to determine if a write-down to market value or discounted cash flow value is required.

         CUSTOMER RETURNS AND WARRANTIES

         The company's policy on product and service warranties is one year from date of shipment. The company will repair or replace equipment if it is judged to be a company production problem. The company's return policy is 90 days and is subject to a 25% restocking charge. The customer is also responsible for all freight charges on returned goods. Annually, returned goods are minimal, totaling less than $10,000 per year and such costs are recorded when incurred.

RESULTS OF OPERATIONS

FOR THE YEAR ENDED  DECEMBER 31, 2002,  COMPARED TO THE YEAR ENDED
DECEMBER 31, 2001

         SALES

         Intercard had sales of $3,607,510 for fiscal year 2002, compared with sales of $3,642,603 for the fiscal year ended December 31, 2001. The decrease in sales of $35,093 was primarily due to the unrest in the Middle East and decreased sales in Asia, where we had significant sales in prior years. Sales to the Middle East and Asia totaled $847,146 in 2001 and $683,651 in 2002, a decrease of $163,495. Sales for 1999 and 2000 for the region totaled $1,533,291 and $1,944,583 respectfully.

         COST OF GOODS SOLD

         Intercard's cost of goods sold for fiscal year 2002 was $2,008,816, compared with $1,939,739 for fiscal year 2001. Even though revenues decreased year over year, the small increase in costs of goods sold equaling $69,077 was attributable to higher supply and component costs. Intercard expects to reduce the costs from suppliers with an improved financial condition and volume purchases along with cost reductions through engineering and manufacturing. Operating controls have been initiated to reduce production by a minimum of 10%. As a result of our negative cash flow position we are not able to take advantage of volume buying for direct material and supplies. Most vendors will not negotiate prices and will only sell to us COD or cash in advance. Management does expect an improved financial condition however, as the results of finding a card supplier, who's cost to us is $.04 a card compared to an average of $.07 a card paid previously. Our average annual cards sales total 10,000,000 cards at a cost of $.03 per card. We expect to realize an additional cost and cash flow saving of $300,000 annually. Production cost has also been reduced by two full time employees and other employee wage concessions of 10%.

         GROSS PROFIT

         Gross profit for Intercard decreased by $104,170 to $1,598,694 during 2002 from $1,702,864 in 2001. The gross profit margin for 2002 was 44.32% compared to 46.75% in 2001. This decrease in gross profit and gross profit margin was attributable to lower revenues and slightly higher costs of goods sold as described above.

         OPERATING EXPENSES

         During fiscal year 2002, Intercard had operating expenses totaling $1,755,552, a decrease of $367,153 from fiscal year 2001, during which operating expenses were $2,122,705. The decrease in operating expenses was a result of reductions in administrative overhead. The decrease in operating expenses are attributed to decreases in:

                  Salaries Administration:                    $102,585
                  Bad Debt Expenses:                          $137,977
                  Salaries Sales:                              $46,915
                  Telephone Expenses:                          $27,982
                  Insurance Other:                             $19,945
                  Depreciation:                                $18,017
                  All Other Expenses:                          $13,732

         The decrease in selling and administrative salaries is the result of reductions of employment levels through lay-offs and attrition. The decrease in bad debt expenses is due to an account receivable reserve booked at year end December 31, 2001 for two customers, no additional reserve was required at year end December 31, 2002.

         OTHER INCOME AND EXPENSES


         Intercard had other expenses, which included interest expense, totaling $126,989 in 2002, compared with other expenses of $148,309 in 2001. The decrease of $21,320 was due to a decrease of $9,826 in interest expense and other decreases. Interest expenses increased $9,826 from $88,012 in 2001 to $97,838 in 2002. Miscellaneous expenses decreased $26,223 from $73,140 in 2001 to $46,917 in 2002. Other income in each year consists primarily of concessions received on accounts payable.


         NET LOSS

         Intercard had a net loss for 2002 of ($283,847) or ($0.04) per share. In the year earlier period, Intercard has a net loss of ($568,150) or ($0.08) per share. The decrease in net loss of $284,303 was attributable to higher than normal bad debts in 2001 along with write-downs of inventory. The decrease in net loss of $284,303 was attributable to an allowance for bad debt reserve booked December 31, 2001 totaling $137,977. The company also identified $151,462 of obsolete inventory during the December 31, 2001 physical inventory and wrote down the inventory accordingly.

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2003, COMPARED TO THE NINE MONTHS ENDED SEPTEMBER 30, 2002

         SALES

         Intercard had sales of $2,141,544 for the nine months ended September 30, 2003, compared with sales of $2,954,722 for the same period in 2002. The decrease in sales of $813,178 was primarily due to continued slowness in the Middle East coupled with shortages in cash flow, which did not allow us to receive the required goods to ship. Management does not have any specific marketing data concerning unrest in the Middle East; however, we feel that circumstances of 2001 have had a significant impact on sales in the Middle East and Asia. Sales levels have continued to decline in this territory since sales highs of $1,944,583 in 2000. Sales for 2001, 2002 and the nine months ended 2003, were $847,146, $683,651, $559,619 respectfully.

         COST OF GOODS SOLD

         Intercard's cost of goods sold for the nine month period ended September 30, 2003, was $1,168,490 compared with $1,698,592 for the same period in 2002, a decrease of $530,102. Cost of goods sold as a percentage of revenue decrease by 3% when comparing September 30, 2003 to September 30, 2002. Material cost decreased 2% and plant overhead decreased 1%. The decrease in material cost is the result of finding a new card supplier with a cost to the Company of $0.04 a card compared to an average of $0.07 a card paid previously. The 1% decrease in overhead cost is the result of reductions in plant overhead employees.

         GROSS PROFIT

         Gross profit for Intercard decreased by $283,076 to $973,054 during the nine month period ended September 30, 2003 from $1,256,130 for the same period in 2002. The decrease in gross profit was attributable to lower revenue. The gross margin percentage for the nine month period ended September 30, 2003 was 45% compared to 42% for the same period in 2002. The increase in the gross margin of 3% is the result of lower material cost and plant overhead cost discussed under cost of goods sold.

         OPERATING EXPENSES

         During the nine months ended September 30, 2003, Intercard had operating expenses totaling $1,158,482, a decrease of $155,678 from the same period in 2002, during which operating expenses were $1,314,160. The decrease in operating expenses as of September 30, 2003 as compared to the same period in 2002 is attributed to decreased salaries expense of $85,690 contract labor of $25,506 travel expense of $27,103 and payroll tax expense of $6,666. All other expenses had a net decrease of $10,824.

         OTHER EXPENSES

         Intercard had other expenses, which included interest expense, totaling $27,559 for the nine month period ended September 30, 2003, compared with other expenses of $24,093 for the same period in 2002. Interest expense of $57,540 decreased $3,410 from the same period in 2002 and other income decreased $6,876 resulting in a net increase in other expenses of $3,466. We expect to decrease these costs as the loan from Bank of America is paid down.

         NET LOSS

         Intercard had a net loss for the nine month period ended September 30, 2003 of $212,987 compared to a $82,123 net loss for the same period in 2002. The increase in net loss is the result of lower revenue.

LIQUIDITY AND CAPITAL RESOURCES

         Intercard's financial statements have been prepared on a going concern basis that contemplates the realization of assets and the settlement of liabilities and commitments in the normal course of business. Intercard incurred a net loss of $283,847 and $568,150 for the years ended December 31, 2002 and December 31, 2001, respectively, and has an accumulated deficit of $2,653,818 at December 31, 2002. In addition, Intercard had a loss of $212,987 for the nine month period ended September 30, 2003 and had no cash on hand as of September 30, 2003. On January 13, 2004, Intercard had $43,385.84 in cash. As of January 26, 2004, Intercard has no cash on hand. Management recognizes that Intercard must generate additional resources to enable it to continue operations. Management is planning to obtain additional capital principally through the sale of equity securities. The realization of assets and satisfaction of liabilities in the normal course of business is dependent upon Intercard obtaining additional equity capital and ultimately obtaining profitable operations. However, no assurances can be given that Intercard will be successful in these activities. Should any of these events not occur, the accompanying consolidated financial statements will be materially affected.

         Intercard is at present meeting its current obligations from its monthly cash flows, which during 2001, 2002 and to date in 2003 has included cash from operations, investor capital, and loans from related parties. However, due to insufficient cash generated from operations, Intercard currently does not internally generate cash sufficient to pay all of its incurred expenses and other liabilities. As a result, Intercard is dependent on investor capital and loans to meet its expenses and obligations. Although investor funds and related party loans have allowed Intercard to meet its obligations in the recent past, there can be no assurances that Intercard's present methods of generating cash flow will be sufficient to meet future obligations. Historically, Intercard has, from time to time, been able to raise additional capital from loans from related parties, but there can be no assurances that Intercard will be able to raise additional capital in this manner. As of January 22, 2004, Intercard had past due obligations of $635,426, all due to unrelated parties.

         Net cash used in operating activities was $111,117 for the nine month period ended September 30, 2003, compared with net cash provided of $33,970 for the nine month period ended September 30, 2002. During the nine months ended September 30, 2003, accounts receivable and accrued income decreased $83,468, accounts payable and accrued expenses increased by $111,399, and other deposits increased by $21,823. During the nine months ended September 30, 2002, accounts receivable increased $347,690, and other deposits decreased $388,146.
Intercard's net cash used in investing activities for the nine months ended September 30, 2003 and 2002, was $19,338 and $5,892, respectively. Net cash provided by financing activities for the nine months ended September 30, 2003 was $93,065. Net cash used by financing activities for the nine-months ended September 30, 2002 was $17,766.

         Intercard requires a 50% deposit by customer's prior beginning a customized manufacturing project for a customer.

         During the nine months ended September 30, 2003 and 2002 Intercard's net loss totaled approximately $212,987 and $82,123, respectively. As of September 30, 2003, Intercard had accumulated losses from operations of approximately $2,866,806, had a working capital deficit of approximately $590,483, and had approximately no cash balances.

         Net cash provided by operating activities was $24,051 for the fiscal year ended December 31, 2002, compared with $30,368 for the fiscal year ended December 31, 2001. During the fiscal year ended December 31, 2002, accounts receivable and accrued income decreased by $361,177, accounts payable and accrued expenses decreased by $278,789, and inventories decreased by $148,543. During the fiscal year ended December 31, 2001, accounts receivable and accrued income decreased $352,518, accounts payable and accrued expenses increased by $197,297, and inventories increased by $94,047. Intercard's net cash flow, used in investing activities for the fiscal year ended December 31, 2002 and 2001, was $23,431 and $0, respectively. Net cash provided (used) by financing activities for the fiscal year ended December 31, 2002 and 2001 was $27,113 and ($37,745), respectively.

         During the fiscal year ended December 31, 2002 and 2001, Intercard's net loss totaled approximately $283,847 and $568,150, respectively. As of
December 31, 2002, Intercard had accumulated losses from operations of approximately $2,653,818, had a working capital deficit of approximately $550,311, and had 37,390 in cash balances.

         On January 15, 2003, Intercard entered into an Equity Line of Credit Agreement with Cornell Capital Partners, LP. This agreement has been terminated by the parties as of October 31, 2003 as a result of prematurely filing a registration statement with SEC relating to shares of common stock issuable under the Equity Line of Credit. Intercard intends to enter into in the next two months a new Equity Line of Credit with Cornell Capital Partners, LP if a public market develops for shares of Intercard's common stock.

         Intercard expects to have sufficient cash to meet its expenses over the next two months. However, there are no assurances that Intercard will be able to raise sufficient funds to meet long-term capital needs. Intercard may also seek alternative sources of financing, including from more conventional sources such as bank loans and credit lines. Again, no assurances can be given that Intercard will be able to meet its needs through the sale of securities or otherwise. Further, the availability of any future financing may not be on terms that are satisfactory to Intercard.

         From time to time, Intercard may evaluate potential acquisitions involving complementary businesses, content, products or technologies. Intercard has no present agreements or understanding with respect to any such acquisition. Intercard's future capital requirements will depend on many factors, including growth of Intercard's business, the success of its operations, economic conditions and other factors including the results of future operations.

PLAN OF OPERATION

         The main objective for 2004 is to position Intercard as a "One Stop Source" for all of a customers' cash control needs. To achieve this goal, Intercard will address component objectives that fall into two broad categories, enhanced market penetration and reduced production costs. To achieve these objectives, Intercard most obtain significant funding. Intercard plans to obtain this funding from the Equity Line of Credit described above, if a public market develops for shares of Intercard's common stock. As of December 31, 2003, Intercard had backlog orders equally $921,848. Intercard defines backlog orders as orders received from customers and unshipped by Intercard. Intercard ships these orders on a continuing basis.

         MARKET PENETRATION

         Intercard plans to increase market penetration through the following methods:

         o Increase unit sales of cards by 18% by vertically integrating the manufacturing of magnetic debit cards.

         o        Increasing  the card consuming  base of installed  systems.

         o        Increase system orders by 10% building a distributor network.

         o        Providing new financing alternatives.

         o Introduce new products, adding some $800,000 to annual sales volume by introducing a new "Point of Sale" (POS) system add-on to existing systems.

         o        Introducing Coin tracking and RF (wireless) technology.

         REDUCE PRODUCTION COSTS

         Intercard plans to reduce its production costs through the following ways:

         o As a result of a new source of cards, resulting in a $0.03/card savings, which correlates to a $300,000 annual cost savings based on approximately 10,000,000 cards. .

         o        Reduction of labor costs, in an annualized amount of $34,000

MARKET ANALYSIS SUMMARY

         The sales and marketing focus for Fiscal 2003 will primarily revolve around the arcade, vending and copy control industries.

         ARCADE

         Variety within the arcade industry has made it possible to widen the utilization of our product. Technological improvements in our products and continued marketing into the arcade industry will keep Intercard competitive. While the arcade market segment was impacted by 911 and has declined in some categories of operators, there are abundant "retrofit" opportunities among new and current customers.

         Intercard has developed a market presence in the arcade industry. We believe that little competition exists for this type of product in this market place. In addition, facilities are organized along similar lines, and, once a profile is identified, it is easy to build an effective prospect list. The game distributors and operators provide an almost parallel channel of distribution for access to projects that would probably be otherwise inaccessible.

         The target profile can be summarized as amusement facilities that:

         o        Have an interest in and budget for technology purchases.

         o        Have a minimum of 50 games.

         o Have a need and/or desire to control other areas of the facility on card, including food, attractions and retail.

         o        Have on-staff or reliable access to competent technical help.

         o        An additional  target profile  includes game  distributors and
                  larger   operators.   The  arcade  product  line  is  seen  as
                  relatively stable.

         Current lists of "high priority" needs for this market segment are:

         o        Multi-site/location capability for data warehousing- SQL.

         o        Touch screen teller.

         Intercard POS System integration will enable Intercard to provide complete cash management systems from POS to Game Control.

         COPY CONTROL

         New copy control products developed in response to customer input and featuring an internet access control system will reopen the door to this market place and allow Intercard to cross sell other cash control/cash management applications at locations such as:

         o        Universities/Colleges

         o        Public Libraries

         o        Quick Printing Industry

         We believe this area is a good market for us because a review of product/feature requests from current Intercard school customers' results in an instant, identified list that have a potential need. Intercard has developed a market presence in schools based on the copy control product line. Intercard has not been actively pursuing this market for 4 years, mainly due to a focus by post-secondary schools on "all campus" card systems. This type of system has not been widely adopted, due to the high cost, and the schools are now returning to more economical means of controlling access to these areas. The time and print product gives Intercard a strong "opener" for re-entry into this market. Once a school adopts the technology, multi-year renewal contracts are typical. Additionally, Institutions are organized along similar lines. Once a profile is identified, it is easy to build an effective prospect list.

         The   target    profile   can   be    summarized    as   secondary   or
Colleges/Universities institutions that:

         o        Have an interest in and budget for technology purchases.

         o Do not have an interest in and are not pursuing an "All Card" system.

         o Have a minimum of 20 computer terminals on a network with at least one printer.

         o Have a need and/or desire to recoup the costs for the printing performed as a result of the use of the computer.

         VENDING

         Entry into the Vending Industry will be accomplished by introduction of a new vending access reader, and/or RF reader. The vending industry is growing at an annual rate of approximately 5% in both the domestic and international markets.

         Intercard has newly developed products that have appeal to this, the largest and most stable growth market for cash control systems and devices. The market is counter-cyclical to the arcade industry. Distributors being recruited for the arcade industry also sell to this market segment making for natural cross-selling opportunities. The target profile in the vending industry has a consumer and commercial/industrial demand for reliable, and cost effective data capture communications both on current-production machines and as retrofitable modules for earlier generation.

         NEW ACCOUNTING PRONOUNCEMENTS

         The following is a summary of recently issued accounting pronouncements which may impact Intercard:

         In April 2002, the FASB approved for issuance SFAS No. 145, Rescission of FASB Statements No. 4, 44 and 64, Amendment of SFAS 13, and Technical Corrections ("SFAS 145"). SFAS 145 rescinds previous accounting guidance, which required all gains and losses from extinguishment of debt be classified as an extraordinary item. SFAS 145 is effective for fiscal years beginning after May 15, 2002.

         In July 2002, the FASB issued SFAS No. 146, Accounting for Costs Associated with Exit or Disposal Activities ("SFAS 146"). SFAS 146 requires companies to recognize costs associated with exit or disposal activities when they are incurred rather than at the date of a commitment to an exit or disposal plan. SFAS 146 is to be applied prospectively to exit or disposal activities initiated after December 31, 2002.

         The adoption of SFAS 145 or 146 has not currently affected Intercard's financial position or results of operations.

         In December 2002, the FASB issued Statement of Financial Accounting Standards No. 148, Accounting for Stock-Based Compensation - Transition and Disclosure - an Amendment of FASB Statement 123 (SFAS 123). Intercard has not recorded any stock-based compensation to date; therefore, the provisions of SFAS 148 do not currently affect Intercard.

         In May 2003, the FASB issued Statement of Financial Accounting Standards No. 150, "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity" ("FAS 150"). FAS 150 establishes standards for how an issuer classifies and measures in its statement of financial position certain financial instruments with characteristics of both liabilities and equity. FAS 150 requires that an issuer classify a financial instrument that is within FAS 150's scope as a liability (or an asset in some circumstances) because that financial instrument embodies an obligation of the issuer. Many of those instruments were previously classified as equity. FAS 150 requires an issuer to classify the following instruments as liabilities (or assets in some circumstances): mandatory redeemable financial instruments; obligations to repurchase the issuer's equity shares by transferring assets; and certain obligations to issue a variable number of its equity shares. FAS 150 is effective for all financial instruments entered into or modified after May 31, 2003, and otherwise shall be effective at the beginning of the first interim period beginning after June 15, 2003. The adoption of FAS 150 did not have a material effect on the company's balance sheet.

SUBMISSION OF MATTERS TO A VOTE OF STOCK HOLDERS

         There are no pending matters to be voted on by the stockholders at this time.

                             DESCRIPTION OF BUSINESS

         From its St. Louis headquarters, Intercard is a provider of cash control systems to companies in the amusement/arcade, copy control, educational and OEM markets. Its systems are composed of electronic card readers, card dispensers, the magnetically encoded cards, and the software that creates a system.

         Intercard is the surviving corporation resulting from a plan of merger between Project II, Inc., a Nevada corporation, and Intercard, Inc., a Missouri corporation incorporated on February 6, 1990 (the "Merger"). Project II, Inc., had no prior operations. The surviving corporation in the Merger changed its name to Intercard, Inc., which remains a Nevada corporation.

         On September 25, 2003, the Board of Directors approved a forward 50-for-1 stock split, after which Intercard had 500,000,000 shares of common stock outstanding.

         In general, cash control systems are designed to prevent theft, reduce labor costs associated with collecting and counting coinage or folding currency; and if adroitly designed, provide valuable management information. Intercard's systems enable an operator to compile crucial demographic data on customers, frequency and timing of machine use and the profitability of individual machines. User pricing can be modified in real-time to support sales promotion campaigns, group events, virtually any marketing approach an operator wishes to employ.

         Intercard began as ICS Systems in 1979. ICS Systems originally marketed hardware and cards to industries desiring to control cash. In 1990, Ray Sherrod purchased one hundred percent of ICS Systems and changed the name of the company to Intercard, Inc. Throughout the early 90's Intercard focused primarily on marketing its copy control products to Kinko's Copies, Kwik Kopy along with colleges and universities. In 1996, Intercard's management made a strategic decision to change the focus of Intercard and offer fully integrated cash management systems. Intercard committed sizable research and development funds to the software development and product refinement. Development of the system began in mid 1996.

PRODUCTS AND SERVICES

         Intercard manufactures the major components and assembles the systems for shipment from the plant in St. Louis. All components to Intercard " Cash management systems" are assembled, tested and shipped from the St. Louis corporate plant.

         Intercard Inc produces:

         1.       Card Readers

         2.       Tellers (revaluations units)

         3.       Cards

         4.       Software

         Card readers consist of purchase electronic, mechanical and designed parts from an array of various vendors. These parts consist of plastic chassis, read/ write heads, gears and printed circuit boards. Tellers consist of sheet metal cabinetry printed circuit boards bill acceptor and card dispensing mechanical devise. Cards are produces by selected venders and encoded and tested at Intercard corporate plant. Software is developed and tested at the St. Louis Corporate plant. Plans call for all new products to be manufactured in the present facility.

PRODUCT AND SERVICE DESCRIPTION

         Intercard provides cash management systems to the amusement industry. The Intercard system is designed to restrict actual cash handling to a few secure locations, utilizing the prepaid card concept. Typically the customer purchases a card without value from our teller unit. Then he/she can put as much cash value on the card as they can afford or want to spend. The value is then transferred to the card for use through out the amusement facility. Intercard's teller will accept currencies of any bill denomination and are designed to accept currency from many different countries, as well as credit cards. Once the user has added value, the card can be used in any device equipped with our card reader. Intercard provides card access devices for any piece of equipment currently used in the amusement market. These devices are capable of being programmed from a central computer, providing the operator with maximum flexibility. A complete system consists of tellers, card readers and the software that interfaces each user device to a PC computer via serial communications. The data collected through the communications network or "closed loop" as it is called in the industry, allows the operator to assemble and export key data that greatly assists in managing and marketing the facility to the public.

SOURCING

         Intercard has adequate sources of quality material. In the case of many items, second sources for all major components and sub assemblies have been developed. Vendor relationships have been strained due to the lack of working capital. The result has been increased cost prices and component delivery problems. Assembly cost and shipping have also increased due to the lack of operating capital.

TECHNOLOGY

         Intercard utilizes magnetic strip technology This technology has the capability to store large quantities of data and is ideal for the cash control setting. Intercard has designed systems utilizing other technologies i.e. chip cards, bar code cards etc. and is capable of bringing applications to market as competitive forces warrant. Intercard is currently providing system applications based on the latest conveniently available software systems and utilization of the Internet. Intercard recognizes that it is impossible to provide integrated systems in each and every market niche. Intercard still participates in such niches by working with developers and designers of other products that can be integrated with our system on an OEM bases. In addition to OEM manufacturers, Intercard harnesses customer feedback as a key source of product development ideas. The in-house development staff designs enhancements and new products on an on going basis.

FUTURE PRODUCTS AND SERVICES

         Intercard is planning to provide the following products for the current and future markets segments.

         o        R F Transceiver

         o        Coin Tracking

         o        Software and Hardware Maintenance Contracts

         o        Copy Controls

         o        Vending

         o        Point of Sale (POS)

         The development of the R F Transceiver is scheduled to be completed during the first quarter of 2002. An example of customer feedback leading to new products, the development was undertaken due to the customer desires for a wireless environment. With R F devices, Intercard will be able to install systems with minimum impact on existing locations.

         The coin-tracking concept was developed in order to include an additional market segment currently not addressed. With coin tracking, Intercard will be able to provide similar cash management capabilities to street operations. The coin-tracking product is based on our existing capabilities and software systems. We will complete the development during the first quarter of 2003.

LEASING AND CARD FINANCING

         Intercard meets sales resistance in selling big ticket items to smaller, less well capitalized operators. To enable a broader cross-section of the potential market to utilize Intercard equipment, Intercard has devised a plan to turn a capital budget item into an operational expense.

         Intercard will lease the equipment to the operator at an affordable monthly payment, accompanied by a supply agreement for providing the consumables. Under that agreement, Intercard will charge $1.00 each for card. The operator will sell the card to the customer for a $1.00 keeping $0.40, Intercard's share will be $0.60. The $.40 cent margin on the cards will cover the lease payment and should result in a nominal profit to the operator. In effect, the plan allows the operator to utilize our system at an apparent "0" cost. Over three years this plan will provide Intercard with approximately three times the original price of the system.

SOFTWARE AND HARDWARE MAINTENANCE

         Intercard   will  provide  the  existing   customer  base  with  formal
maintenance agreements. Intercard has in the past provided customer support on a free call-in basis. The change took effect January 1, 2002.

COPY CONTROL AND VENDING

         COPY CONTROL

         This is not a new market for Intercard. In fact Intercard's main business was copy control until 1996. The market was relegated to a lower importance at that time based on higher growth potential in the amusement market. New products have been developed that will allow Intercard to re-enter the market.

         VENDING MARKETS

         Intercard has developed products for this market place in the past utilizing specially developed readers. The cost of maintaining separate reader lines was too high to achieve appropriate margins. Intercard now has the hardware products to go after a share of the market. It is a market that has characteristics similar to the amusement industry. The distributors we intend to utilize for the amusement industry are also involved in the distribution of vending equipment, providing an entry point to cross sell the vending industry.

MOVE TO DISTRIBUTORS

         Presently all sales activity is planned and directed by the vice-president of sales in St. Louis. Intercard employs sales managers based in geographic territories around the U.S. Intercard has systems installed on all five habitable continents around the world. European sales generation is conducted through a sales office based in Spain.

         Intercard currently sells directly to the end user, however Intercard is moving toward distributor-sales with direct support. The intent is to work with a number of highly regarded distributors and their sales personnel to sell and install our products. This approach has been tested in a targeted region with positive results. Our International marketing will use this as a primary penetration method. The use of distributors allows Intercard to leverage its sales and sales support staff and reach more of the potential customer base.

EMPLOYEES

         During 2002 and 2001, Intercard had 31 and 34 employees respectively. All employees were full-time employees.

MAIN COMPETITORS

         o        Applied  Resources,  Inc.,  9801 Widmer Road,  Lenexa,  Kansas
                  66215

         o        Amusement Solutions, Atlanta

         o        Sacoa Entertainments, Argentina

         o        DKS, Mexico

         APPLIED RESOURCES, INC

         Located in Kansas City, Applied Resources uses a modified on line system approach to controlling the gaming equipment. Applied Resources is a small applications software development company with very few employees. They rely on other companies to supply the parts necessary to complete their system. They use bar code readers and cards for their operations.

         AMUSEMENT SOLUTIONS

         Located in Norcross, Georgia, Amusement Solutions uses a magnetic card reader technology similar to our system. They purchase their readers/game controllers from Korea. They manufacture almost none of their system. The technology they use is a modified online/off line approach. Their readers are off line while the tellers are on line, creating a major problem when the computer is down.

         SACOA ENTERTAINMENTS

         This system is completely on line and requires multi-computer systems to operate, up to 20+ in some instances. The system was designed by a game arcade operator in South America approximately five years ago. Their major customer is Dave and Busters. They use magnetic cards similar to credit cards to operate the system; they do not have a teller device (self service).

         DKS

         The Key System is a general  copy of the online  Sacoa  System of South
America. Instead of using magnetic cards, they use the same conductor chip embedded in a plastic device shaped like a key. They are trying to penetrate the US market and have a few sites.

         The following table sets forth Intercard's estimate of the market share of Intercard and the above, identified competition:

                 COMPANY                            DOMESTIC     INTERNATIONAL
                 Applied Resources                   10.0%             0.5%
                 Amusement Solutions                 20.0%             0.5%
                 Sacoa Solutions                     10.0%            50.0%
                 DKS                                  0.5%             0.5%
                 Intercard                           55.0%            48.0%

         INTELLECTUAL PROPERTY

         Intercard has, through its developments, obtained several patents and copyrights. Intercard uses these patents and copyrights to protect its existing customer base. Intercard owns the following patents: Patent No. 5,426,285 dated June 20, 1995 (Modular Card Read/Write Apparatus), Patent No. 4,599,510 dated July 8, 1986 (Vibration - Minimizing Magnetic Card Reader), Patent No. 4,711,993 dated December 8,1987 (Fraud- Resistant Manual Magnetic Reader-write system for detail card use). On December 29, 2003, Intercard applied for three (3) copyrights. We have received Registration No. TX-1-130-85 dated January 7, 2004 for one patent, while the other two applications are still pending.

         Intercard has not spent any funds on research and development during the past two years.

         ANNUAL REPORTS

         Intercard shall voluntarily send annual reports containing audited financial statements to its shareholders.

                                   MANAGEMENT

         As of January 26, 2004, the directors and executive officers of Intercard, their age, positions in Intercard, the dates of their initial election or appointment as directors or executive officers, and the expiration of the terms are as follows:

NAME OF DIRECTOR/
  EXECUTIVE OFFICER                       AGE     POSITION                              PERIOD SERVED
  -----------------                       ---     --------                              -------------
Ray Sherrod                                66     Chairman of the Board of Directors    February 1990 to date (CFO from
                                                    and CEO and Chief Financial         June 2002)
                                                    Officer

Donald G. Maitland                         63     Vice President of Finance             June 2000 to date

Vince Murphy                               62     Director                              May 2002 to date

Mary Lois Sherrod                          67     Director                              February 1990 to date

Bruce Allen Sherrod                        41     Director                              June 1999 to date

         None of Intercard's directors or executive officers is a director of any company that files reports with the SEC. None of the Company's directors have been involved in any bankruptcy or criminal proceeding (excluding traffic an other minor offenses), nor has been enjoined from engaging in any business.

         Intercard's directors are elected at the annual meeting of stockholders and hold office until their successors are elected. Intercard's officers are appointed by the Board of Directors and serve at the pleasure of the Board and are subject to employment agreements, if any, approved and ratified by the Board.

RAY SHERROD

         Ray Sherrod has owned and operated Intercard since 1990 and is its majority shareholder. Mr. Sherrod enters into and approves all major financial obligations of Intercard, and along with the Board of Directors, plans and develops policies, objectives and programs to provide funding for new or continuing operations. Prior to Intercard, Mr. Sherrod was employed by Harris Corporation as a Regional Sales Manager, where his responsibilities were to establish sales goals and objectives for the CAD division of Harris Corporation. Ray Sherrod attended and graduated Washington University with a Bachelor of Science in Mathematics Applied Science in 1961, and a Bachelor of Science in Electrical Engineering in 1963.

DONALD G. MAITLAND

         Donald G. Maitland joined Intercard in June 2000. Prior to joining Intercard, Mr. Maitland was the Chief Financial Officer of Oxycon, Inc., where he assumed all accounting and financial responsibilities of the company from 1995 to 2000. Oxycon, Inc. was a manufacturer of Oxygen Concentrators used for home health care. The device was sold to (DME) Durable Medical Equipment dealers who would then sell or rent to patients who had respiratory problems and were under a doctor care. Prior to his employment with Oxycon, Mr. Maitland was the director of financial services for Everest & Jennings Manufacturing Co. from 1987 to 1995. Mr. Maitland was the corporate treasurer for Falcon Products from 1982 to 1987.

MARY LOIS SHERROD

         Mary Lois Sherrod graduated from Washington University in 1963 with a Bachelor of Science degree in Education. Mrs. Sherrod has worked at home raising three (3) children since that graduation. Mrs. Sherrod has not officially held any active management position at Intercard. Mrs. Sherrod has supplied capital to Intercard and has been a director since February 1990. Mrs. Sherrod is the wife of Ray Sherrod.

VINCE MURPHY

         Vince Murphy has been involved in the computer industry since receiving his BS in Physics and from the University of Texas in 1963. He served an early-on apprenticeship with aerospace companies such as General Dynamics, Martin Marietta, and United Research Systems, receiving awards from NASA and multiple awards from the Air Force, before moving into Operating System development with Systems Engineering Laboratories, and Scientific Computer Systems.

         Becoming more involved with the business side, Vince Murphy served as product marketing manager for SEL, became a founder of Simpact Inc., a founder of Relational Database Solutions, and a successful senior sales representative for Harris Computer Corporation, Scientific Computer Corporation, Stardent Computer Inc., and Visual Numerics Inc. More recently Vince has been consulting for VComponents Inc. and SNI Inc., and working for US Wireless Data.

Recent Experience

         4/01 - present: US Wireless Data Inc., Palmer Lake Colorado - improving Quality Assurance processes with advanced tools like the Intranet for organizing diverse engineering and operational data - harvesting labor expenditures to support production, service, vendors, credit card simulations, and cost reductions through greater efficiencies.

         3/00 - 3/01: FabLink / ILS-Technologies, Colorado Springs - offering the latest technologies for e-commerce to the semiconductor industry, like systems to "create a market" for the rejected semiconductor wafers, by spanning the factory shop floor, the laboratories, tracking, shipping, and sales interfaces for bidding on lower grades of products.

         5/98 - 3/00: GPST, Colorado Springs - bringing electronic check transfer to merchants, by routing information to and from the Federal Reserve, with the latest database capabilities for managing spiking volumes, fraud, check-returns, customer service for merchants, critical reporting, and special services for large clients such as daily floating lines-of-credit tied to Federal Reserve credits and debits.

         Ongoing and Separate Consulting - Extending Point Of Sale computer systems for new markets with SNI Inc.; working with VComponents and it's clients to architect e-commerce information solutions.

BRUCE ALLEN SHERROD

         Bruce Allen Sherrod from St. Louis University with a Bachelor of Science in Accounting & Finance in 1987 and a Master's of Science in Finance from Webster University in 1999. Mr. Sherrod also received a Bachelor of Science in Computer Science from Webster University in 2002. Mr. Sherrod has been employed by Interface Control Systems 1987 thru 1989. Mr. Sherrod was actively engaged in Sales and Marketing. Mr. Sherrod started his employment with Intercard in 1989 and continues to the present in finance as a director. Mr. Sherrod is the son of Ray Sherrod and Mary Lois Sherrod.

SECTION 16(A) BENEFICIAL OWNERSHIP

REPORTING COMPLIANCE

         Section 16(a) of the Securities Exchange Act of 1934 and the rules thereunder require Intercard's officers and directors, and persons who beneficially own more than ten percent of a registered class of Intercard's equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission and to furnish Intercard with copies.

         Based on its reviews of the copies of the Section 16(a) forms received by it, or written representations from certain reporting persons, Intercard believes that, during the last fiscal year, all Section 16(a) filing requirements applicable to its officers, directors and greater than ten-percent beneficial owners were complied with and filed timely.

EXECUTIVE COMPENSATION

         The following table sets forth, for the fiscal year ended December 31, 2002 and December 31, 2001 and 2000 certain information regarding the compensation earned by Intercard's Chief Executive Officer and each of Intercard's most highly compensated executive officers whose aggregate annual salary and bonus for fiscal 2002 exceeds $100,000, (the "Named Executive Officers"), with respect to services rendered by such persons to Intercard and its subsidiaries.

                           SUMMARY COMPENSATION TABLE

                                                ANNUAL COMPENSATION                            LONG-TERM COMPENSATION
                                      --------------------------------------     --------------------------------------------
NAME AND PRINCIPAL                                                 OTHER          RESTRICTED      UNDERLYING         OTHER
  POSITION               YEAR          SALARY        BONUS      COMPENSATION     STOCK AWARDS       OPTIONS      COMPENSATION
  --------               ----          ------        -----      ------------     ------------       -------      ------------
                         2003          $72,000         0                 0                0              0                0
Ray Sherrod              2002          $72,000         0                 0                0              0                0
Chairman and CEO         2001          $80,400         0                 0                0              0                0
                         2000         $100,000         0                 0                0              0                0

OPTION GRANTS

         Intercard has not entered into any Long-Term Incentive Plan Awards or issued any options since inception.

COMPENSATION OF DIRECTORS

         Intercard has not compensated any director for his or her services as a director since inception.

EMPLOYMENT AGREEMENTS

         Intercard currently does not have any existing employment agreements.

COMMITTEES OF THE BOARD OF DIRECTORS

         The only standing committee of the Board of Directors is the Audit Committee of which Vince Murphy is the Chairman. The other member is Bruce Allen Sherrod. Vince Murphy is independent of Intercard.

                             DESCRIPTION OF PROPERTY

         Intercard's manufacturing facility is located at 1874 Lackland Hill Parkway, Saint Louis, Missouri. The total space is 18,000 sq. ft. including production, warehouse, and office area. The facility can accommodate a 50% increase in total sales before additional space is required. It is centrally located near the airport and major highways. Intercard leases this space pursuant to a sublease, which has a stated expiration date of April 14, 2008. Intercard has recorded rent expense of $130,000 and $92,500 for the years ended December 31, 2002 and 2001, respectively. Intercard's current rent is $8,944.83.

         Intercard has a sales office in Madrid, Spain. Intercard opened an office in Spain 1998, the current location is at AV DE Europe 28, Portal 1-3 C, Pozvelo, 28224 Madrid Spain. We have approximately 800 sq ft., for the years 2001 and 2002 the cost was $8,663 and $8,678, respectively.

                                LEGAL PROCEEDINGS

         None.

                             PRINCIPAL STOCKHOLDERS

         The following table sets forth information with respect of the beneficial ownership as of January 26, 2004 for any person who is known to Intercard to be the beneficial owner of more than 5% of Intercard's common stock.


                                 SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
---------------------------------------------------------------------------------------------------------------------------

                                                                                    AMOUNT AND NATURE
                                           NAME AND                                   OF BENEFICIAL         PERCENTAGE OF
TITLE OF CLASS                             ADDRESS OF BENEFICIAL OWNER                  OWNERSHIP              CLASS(1)
--------------                             ---------------------------                  ---------              --------
Common                                     Ray and Mary Lois Sherrod                    336,607,429              67.32%
                                           26 Broadview
                                           Clayton, Missouri

Common                                     Oracle Funding, LLC                           25,000,000               5.00%

Common                                     Funding Enterprises, LLC                      25,000,000               5.00%


                                        SECURITY OWNERSHIP OF MANAGEMENT
----------------------------------------------------------------------------------------------------------------------------

                                                                                    AMOUNT AND NATURE
                                           NAME AND                                   OF BENEFICIAL          PERCENTAGE OF
TITLE OF CLASS                             ADDRESS OF BENEFICIAL OWNER                  OWNERSHIP                CLASS(1)
--------------                             ---------------------------                  ---------                --------
Common                                     Ray and Mary Lois Sherrod(2)                 336,607,429              67.32%
                                           26 Broadview
                                           Clayton, Missouri

Common                                     Bruce Allen Sherrod                           12,173,761               2.43%
                                           275 Julia Place
                                           Bellville IL 62223

Officers and Directors as a group                                                       348,781,190              69.76%

---------------

*        Less than 1%.

(1) Applicable percentage of ownership is based on 500,000,000 shares of common stock outstanding as of January 26, 2004 for each stockholder. Beneficial ownership is determined in accordance within the rules of the Commission and generally includes voting of investment power with respect to securities. Shares of common stock subject to securities exercisable or convertible into shares of common stock that are currently exercisable or exercisable within 60 days of January 26, 2004 are deemed to be beneficially owned by the person holding such options for the purpose of computing the percentage of ownership of such persons, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

(2) Ray Sherrod owns all of his shares of common stock jointly with his wife, Mary Lois Sherrod.

(3)      Oracle Funding, LLC is controlled by Troy H.  Myers,  Jr.

(4)      Funding Enterprises,  LLC is  controlled  by Jim Bridgefort, president.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLAN

         No securities are authorized for issuance under an Equity Compensation Plans, as no such plans exists.

                  CERTAIN RELATIONSHIP AND RELATED TRANSACTIONS

         As of December 31, 2002, Ray Sherrod had loaned the Company $1,443,892. These notes bear interest at 6% and have no stated maturity date. During the first nine months of 2003, Mr. Sherrod has loaned the Company an additional $183,655 on the same terms. As of September 30, 2003, the outstanding balance of the total loans by Mr. Sherrod to the Company equals $1,400,002.

         A member of the Intercard's Board of Directors, Nick Neibert, owned a vendor which supplied electrical components to Intercard. Nick Neibert resigned in 2002. There are no amounts owed to Neeco Tron (Nick Neibert) during the period of January 1, 2001 thru Dec. 31, 2002. Intercard purchased $209,393.00 of circuit boards used in the Productions of its card readers.

         During the year ended December 31, 2000, Mr. Sherrod incurred a significant tax liability to both the Internal Revenue Service and the Missouri Tax Department as a result of taking an early distribution from a retirement account. Mr. Sherrod loaned the proceeds from this distribution to Intercard so it could settle certain Intercard obligations, and Intercard has been making the tax and interest payments to both taxing entities on behalf of Mr. Sherrod. To date, these payments have been $3,255 per month and have been offset against the principal and interest due Mr. Sherrod under the notes payable described above. At December 31, 2002, Mr. Sherrod owes the Internal Revenue Service $202,060 and the Missouri Tax Department $1,744. Intercard anticipates it will continue to make the required monthly payments to these two taxing entities until the balances are satisfied. As of June 30, 2003 the Missouri tax has been paid in full. Mr. Sherrod has filed an amended federal tax return with Intercard Revenue Service waiting for a final determination of any additional amounts owed.

                MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT'S
                   COMMON EQUITY AND OTHER STOCKHOLDER MATTERS

         Intercard presently is authorized to issue 1,000,000,000 shares of common stock with $0.001 par value. As of January 26, 2004, there were sixty-two
(62) holders of record of Intercard's common stock and 500,000,000 shares issued and outstanding. As of December 31, 2003, approximately 100,000,000 shares are eligible to be sold pursuant to Rule 144 of the Securities Act, subject to volume limitations of each holder.

         Intercard is not currently authorized to issue shares of preferred stock.

DIVIDENDS

         Intercard has not declared or paid cash dividends on its common stock since its inception and does not anticipate paying such dividends in the foreseeable future. The payment of dividends may be made at the discretion of the Board of Directors and will depend upon, among other factors, on Intercard's operations, its capital requirements, and its overall financial condition.

CHANGES IN SECURITIES

         During the years 2000, 2001 and 2002, and through the first six months of 2003, Intercard did not issued and securities, other than in connection with the Merger.

         A corrected plan of merger was filed with the State of Nevada on September 2, 2003, and filed with the State of Missouri on September 9, 2003. Pursuant to the terms of the Merger, all outstanding shares of Intercard were converted into a total of 8,000,000 shares of common stock of Project II, Inc., giving the former shareholders of Intercard 75% of the then-outstanding shares of Project II, Inc. The name of the surviving entity was changed to Intercard, Inc. As a result of the Merger, the separate existence of Intercard, Inc., the Missouri corporation, ceased and Project II, Inc. changed its name to Intercard, Inc., a Nevada corporation. On September 25, 2003, the Board of Directors approved a forward 50-for-1 stock split, after which Intercard had 500,000,000 shares of common stock outstanding.

         With respect to the sale of unregistered securities referenced above, all transactions were exempt from registration pursuant to Section 4(2) of the Securities Act of 1933 (the "1933 Act"), and Regulation D promulgated under the 1933 Act. In each instance, the purchaser had access to sufficient information regarding Intercard so as to make an informed investment decision. More specifically, Intercard had a reasonable basis to believe that each purchaser was an "accredited investor" as defined in Regulation D of the 1933 Act and otherwise had the requisite sophistication to make an investment in Intercard's securities.

                            DESCRIPTION OF SECURITIES

GENERAL

         Intercard's authorized capital consists of 1,000,000,000 shares of common stock, par value $0.001 per share and no shares of preferred stock. At January 26, 2004, there were 500,000,000 outstanding shares of common stock and no outstanding shares of preferred stock. Set forth below is a summary description of certain provisions relating to Intercard's capital stock contained in its Articles of Incorporation and By-Laws and under Nevada Statutes. The summary is qualified in its entirety by reference to Intercard's Articles of Incorporation and By-Laws and the Nevada law.

COMMON STOCK

         Each outstanding share of common stock has one vote on all matters requiring a vote of the stockholders. There is no right to cumulative voting; thus, the holder of fifty percent or more of the shares outstanding can, if they choose to do so, elect all of the directors. In the event of a voluntary of involuntary liquidation, all stockholders are entitled to a pro rata distribution after payment of liabilities and after provision has been made for each class of stock, if any, having preference over the common stock. The holders of the common stock have no preemptive rights with respect to future offerings of shares of common stock. Holders of common stock are entitled to dividends if, as and when declared by the Board out of the funds legally available therefore. It is Intercard's present intention to retain earnings, if any, for use in its business. The payment of dividends on the common stock is, therefore, unlikely in the foreseeable future.

PREFERRED STOCK

         No  preferred   stock  is   authorized  by   Intercard's   Articles  of
Incorporation.

WARRANTS

         No warrants are currently outstanding relating to Intercard's common stock.

OPTIONS

         No options are currently outstanding relating to Intercard's common stock.

TRANSFER AGENT

         Intercard currently does not have a Transfer Agent but it is in the process of engaging a transfer agent.

LIMITATION OF LIABILITY:  INDEMNIFICATION

         Our Articles of Incorporation include an indemnification provision under which we have agreed to indemnify directors and officers of Intercard from and against certain claims arising from or related to future acts or omissions as a director or officer of Intercard. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of Intercard pursuant to the foregoing, or otherwise, Intercard has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

ANTI-TAKEOVER EFFECTS OF PROVISIONS OF THE ARTICLES OF INCORPORATION

AUTHORIZED AND UNISSUED STOCK

         The authorized but unissued shares of our common are available for future issuance without our stockholders' approval. These additional shares may be utilized for a variety of corporate purposes including but not limited to future public or direct offerings to raise additional capital, corporate acquisitions and employee incentive plans. The issuance of such shares may also be used to deter a potential takeover of Intercard that may otherwise be beneficial to stockholders by diluting the shares held by a potential suitor or issuing shares to a stockholder that will vote in accordance with Intercard's Board of Directors' desires. A takeover may be beneficial to stockholders because, among other reasons, a potential suitor may offer stockholders a premium for their shares of stock compared to the then-existing market price.

         The existence of authorized but unissued and unreserved shares of preferred stock may enable the Board of Directors to issue shares to persons friendly to current management which would render more difficult or discourage an attempt to obtain control of Intercard by means of a proxy contest, tender offer, merger or otherwise, and thereby protect the continuity of Intercard's management.

                                     EXPERTS

         The consolidated financial statements for the years ended December 31, 2002 and December 31, 2001 included in this prospectus, and incorporated by reference in the Registration Statement, have been audited by Hein + Associates LLP, independent auditors, as stated in their report appearing with the financial statements herein and incorporated by reference in the Registration Statement, and are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                                  LEGAL MATTERS

         Kirkpatrick & Lockhart LLP, Miami, Florida, will pass upon the validity of the shares of common stock offered hereby for us.

                           HOW TO GET MORE INFORMATION

         We have filed with the Securities and Exchange Commission a registration statement on Form SB-2 under the Securities Act with respect to the securities offered by this prospectus. This prospectus, which forms a part of the registration statement, does not contain all the information set forth in the registration statement, as permitted by the rules and regulations of the Commission. For further information with respect to us and the securities offered by this prospectus, reference is made to the registration statement. Statements contained in this prospectus as to the contents of any contract or other document that we have filed as an exhibit to the registration statement are qualified in their entirety by reference to the exhibits for a complete statement of their terms and conditions. The registration statement and other information may be read and copied at the Commission's Public Reference Room at 450 Fifth Street N.W., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330. The Commission maintains a web site at http://www.sec.gov that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the Commission.

                                 INTERCARD, INC.
                        CONSOLIDATED FINANCIAL STATEMENTS

                                                                                                                     PAGE(S)
                                                                                                                     -------
Balance Sheet as of September 30, 2003  (Unaudited)                                                                     F-2

Statements of Operations for the Nine Months Ended September 30, 2003 and September 30, 2002  (Unaudited)               F-3

Statement  of  Changes  in  Stockholders'  Deficit  for the  Periods  ended
  September 30, 2002 and September 30, 2003                                                                             F-4

Statements of Cash Flows for the Nine Months Ended September 30, 2003 and September 30, 2002 (Unaudited)                F-5

Notes to Financial Statements (Unaudited)                                                                               F-6

Independent Auditor's Report                                                                                            F-7

Balance Sheets as of December 31, 2002                                                                                  F-8

Statements of Operations for the Years Ended December 31, 2002 and December 31, 2001                                   F-9

Statements of Stockholders' Equity for the Years Ended December 31, 2002 and December 31, 2001                         F-10

Statements of Cash Flows for the Years Ended December 31, 2002 and December 31, 2001                                   F-11

Notes to Financial Statements                                                                                          F-12

                                INTERCARD, INC.

                                 BALANCE SHEET

                               SEPTEMBER 30, 2003

                                  (UNAUDITED)

                                 INTERCARD, INC.

                                  BALANCE SHEET

                               SEPTEMBER 30, 2003

                                  (UNAUDITED)

                       ASSETS

CURRENT ASSETS:

   Cash                                                                       $        --
   Accounts Receivable ( net of allowance of approximately $ 216,000)             360,649
   Inventories                                                                    511,578
                                                                              -----------
                          Total current assets                                    872,227

PROPERTY AND EQUIPMENT, net of acccumulated depreciation                           78,197

PROPRIETARY SOFTWARE, net of accumulated depreciation                                  --

OTHER LONG-TERM ASSETS                                                             28,502
                                                                              -----------

                          Total assets                                        $   978,926
                                                                              ===========

      LIABILITIES AND STOCKHOLDERS' DEFICIT

CURRENT LIABILITIES:

   Current maturities of notes payable--related party                         $    97,500
   Accounts payable and accrued expenses                                        1,034,594
   Customers deposits                                                             403,981
                                                                              -----------
                          Total current liabilities                           $ 1,536,075

NOTES PAYABLE, RELATED PARTY                                                  $ 1,439,457
                                                                              -----------

                          Total liabilities                                   $ 2,975,532

CONTINGENCIES AND COMMITMENTS

STOCKHOLDERS' DEFICIT

Preferred stock, $0.001 par value;
 10,000,000 shares authorized; none issued                                    $        --
   Common stock, $ 0.001 par value; 1,000,000,000
   shares authorized; 500,000,000 shares issued                                   500,000
   Additional paid-in capital                                                     403,200
   Treasury stock at cost, 509,600 shares                                         (33,000)
   Accumulated deficit                                                         (2,866,806)
                                                                              -----------
                          Total stockholders' deficit                          (1,996,606)
                                                                              -----------

                          Total liabilities and stockholders' deficit         $   978,926
                                                                              ===========

                 SEE ACCOMPANYING NOTES TO FINANCIAL STATEMENTS.

                                INTERCARD, INC.

                            STATEMENTS OF OPERATIONS

                                  (UNAUDITED)

                                                      NINE MONTHS ENDED SEPTEMBER 30,
                                                      -------------------------------
                                                           2003              2002
                                                      -------------     -------------
SALES                                                 $   2,141,544     $   2,954,722

COST OF GOODS SOLD                                    $   1,168,490     $   1,698,592
                                                      -------------     -------------

GROSS PROFIT                                          $     973,054     $   1,256,130

OPERATING EXPENSES:

   Engineering and customers service                  $     307,681     $     383,482
   Selling expenses                                   $     371,371     $     401,164
   Administrative expenses                            $     479,430     $     529,514
                                                      -------------     -------------
                          Total operating expenses    $   1,158,482     $   1,314,160
                                                      -------------     -------------

OPERATING LOSS                                        $    (185,428)    $     (58,030)

OTHER EXPENSES

   Interest, net                                      $     (57,540)    $     (60,950)
   Other Income (expense), net                        $      29,981     $      36,857
                                                      -------------     -------------

NET LOSS                                              $    (212,987)    $     (82,123)
                                                      =============     =============

NET LOSS PER COMMON SHARE (basic and diluted)                 (0.00)            (0.00)
                                                      =============     =============

WEIGHTED AVERAGE COMMON SHARES
   OUTSTANDING                                          410,909,000       400,000,000
                                                      =============     =============

                 SEE ACCOMPANYING NOTES TO FINANCIAL STATEMENTS.

                                 INTERCARD, INC

                 STATEMENT OF CHANGES IN STOCKHOLDERS' DEFICIT

        FOR THE PERIODS ENDED SEPTEMBER 30, 2002 AND SEPTEMBER 30, 2003

                                                                                                             ADDITIONAL
                                               COMMON STOCK                TREASURY           PAID-IN        ACCUMULATED
                                          SHARES          AMOUNT             STOCK            CAPITAL          DEFICIT
                                        ----------------------------      -----------       -----------      -----------
BALANCE, JANUARY 1, 2002                400,000,000      $   400,000      $   (33,000)      $   503,200      $(1,801,821)
                                        -----------      -----------      -----------       -----------      -----------

Net profit                                       --               --               --                --          (82,123)
                                        -----------      -----------      -----------       -----------      -----------

BALANCE, SEPTEMBER 30, 2002             400,000,000      $   400,000      $   (33,000)      $   503,200      $(1,883,944)
                                        ===========      ===========      ===========       ===========      ===========

BALANCE, JANUARY 1, 2003                400,000,000      $   400,000      $   (33,000)      $   503,200      $(2,653,818)

SHARES ISSUED IN PROJECT II MERGER      100,000,000      $   100,000      $        --          (100,000)

Net loss                                         --               --               --                --         (212,987)
                                        -----------      -----------      -----------       -----------      -----------

BALANCE, SEPTEMBER 31, 2003             500,000,000      $   500,000      $   (33,000)      $   403,200       (2,866,805)
                                        ===========      ===========      ===========       ===========      ===========

                                INTERCARD, INC.

                            STATEMENTS OF CASH FLOWS

                                                                     NINE MONTHS ENDED SEPTEMBER 30
                                                                     ------------------------------
                                                                         2003            2002
                                                                       ---------       ---------
CASH FLOWS FROM OPERATING ACTIVITES:

   Net (loss)                                                          $(212,988)      $ (82,123)
   Adjustments to reconcile net loss to net cash from operations:
   Depreciation and amortization                                          27,889          65,014
   Changes in :
       Accounts receivable and accrued income                            (83,468)        347,090
       Inventories                                                        25,472          93,444
       Prepaid expenses                                                       --          (1,309)
       Other deposits                                                     20,579        (388,146)
       Accounts payable and accrued expenses                             111,399              --
                                                                       ---------       ---------
           Net cash provided by ( used in) operations                   (111,117)         33,970

CASH FLOWS FROM INVESTING ACTIVITIES:

   Capital expenditures                                                  (19,338)         (5,892)

CASH FLOWS FROM FINANCING ACTIVITIES:

   Proceeds from stockhold loans                                       $ 216,490       $ 114,090
   Re-payment of Stockholder loans                                       (90,027)        (99,090)
   Payment on loans and lines of credit                                  (33,398)        (32,766)
                                                                       ---------       ---------
           Net cash provided (used) by financing activities               93,065         (17,766)
                                                                       ---------       ---------

NET CHANGE IN CASH                                                       (37,390)         10,312

CASH, beginning of period                                                 37,390           9,657
                                                                       ---------       ---------

CASH, end of period                                                    $      --       $  19,969
                                                                       =========       =========

SUPPLEMENTAL DISCLOSURES:

   Interest paid

                 SEE ACCOMPANYING NOTES TO FINANCIAL STATEMENTS.

                                 INTERCARD, INC.

                    NOTES TO FINANCIAL STATEMENTS (UNAUDITED)

1.       UNAUDITED INFORMATION

The balance sheet as of September 30, 2003, and the statements of operations and cash flows for the nine month periods ended September 30, 2003 and 2002, were taken from the Company's books and records without audit. However, in the opinion of management, such information includes all adjustments (consisting only of normal recurring accruals) which are necessary to properly reflect the financial position of the Company as of September 30, 2003, and the results of operations for the nine months ended September 30, 2003 and 2002. These financial statements should be read in conjunction with the audited financial statements as of December 31, 2002, which follow.

2.       LIQUIDITY AND CONTINUED OPERATIONS

The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and liquidation of liabilities in the normal course of business. The Company has a working capital deficit of $663,848 at September 30, 2003, and has incurred operating losses in recent years. These factors raise substantial doubt about the Company's ability to continue as a going concern. The Company has funded operating costs through stockholders loans. Management's plans are to raise capital possibly through the sale of its common stock and additional stockholder loans. However, there is no assurance these plans will be successful. If adequate financing cannot be obtained, the company may need to cease operations.

3.       BASIS OF PRESENTATION

In October 2002, Intercard, Inc. entered into a merger agreement with Project II, Inc. a Nevada corporation incorporated on August 15, 2002 that had no operations prior to the Merger. A corrected plan of merger was filed with the State of Nevada on September 2, 2003, and filed with the State of Missouri on September 9, 2003. Pursuant to the terms of the Merger, all outstanding shares of Intercard were converted into a total of 8,000,000 shares of common stock of Project II, Inc., giving the former shareholders of Intercard 80% of the then-outstanding shares of Project II, Inc. The name of the surviving entity was changed to Intercard, Inc. As a result of the Merger, the separate existence of Intercard, Inc., the Missouri Corporation, ceased and Project II, Inc. changed its name to Intercard, Inc., a Nevada corporation. On September 25, 2003, the Board of Directors approved a forward 50-for-1 stock split, after which Intercard had 500,000,000 shares of common stock outstanding. The accompanying financial statements are the historical financial statements of Intercard, Inc., except the stockholders' equity section reflects the legal capital structure of Project II. The shares issued to the prior shareholders of Project II were recorded in September 2003 at no value, because Project II had no assets, liabilities or operations. Project II had access to an equity line of credit, but due to the uncertainty as to whether the equity line of credit will eventually be available, no value was assigned to it for accounting purposes. All share information in the accompanying financial statements has been adjusted to give retroactive effect to the stock split.

4.       NOTE PAYABLE - RELATED PARTY

The stockholder had agreed not to demand repayment of more than $65,004 of the notes payable before January 1, 2004. He subsequently extended that date to January 1, 2005.

5.       NEW ACCOUNTING PRONOUNCEMENT

In May 2003, the FASB issued Statement of Financial Accounting Standards No. 150, "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity" ("FAS 150"). FAS 150 establishes standards for how an issuer classifies and measures in its statement of financial position certain financial instruments with characteristics of both liabilities and equity. FAS 150 requires that an issuer classify a financial instrument that is within FAS
150's scope as a liability (or an asset in some circumstances) because that financial instrument embodies an obligation of the issuer. Many of those instruments were previously classified as equity. FAS 150 requires an issuer to classify the following instruments as liabilities (or assets in some circumstances): mandatory redeemable financial instruments; obligations to repurchase the issuer's equity shares by transferring assets; and certain obligations to issue a variable number of its equity shares. FAS 150 is effective for all financial instruments entered into or modified after May 31, 2003, and otherwise shall be effective at the beginning of the first interim period beginning after June 15, 2003. The adoption of FAS 150 did not have a material effect on the company's balance sheet.

                          INDEPENDENT AUDITOR'S REPORT

To the Board of Directors
Intercard, Inc.
Maryland Heights, Missouri

         We have audited the accompanying balance sheet of Intercard, Inc. as of December 31, 2002 and the related statements of operations, changes in stockholders' deficit and cash flows for the years ended December 31, 2002 and 2001. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

         We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

         In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Intercard, Inc. as of December 31, 2002 and the results of its operations and cash flows for the years ended December 31, 2002 and 2001 in conformity with accounting principles generally accepted in the United States of America.

         The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2, the Company has negative working capital at December 31, 2002 and a history of recent operating losses. These factors raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also discussed in Note 2. The accompanying financial statements do not include any adjustments that might result from the outcome of this uncertainty.

HEIN + ASSOCIATES LLP

Dallas, Texas
April 18, 2003

                                 INTERCARD, INC.

                                  BALANCE SHEET

                                DECEMBER 31, 2002

                                     ASSETS
CURRENT ASSETS:
  Cash                                                                             $    37,390
  Accounts receivable (net of allowance of approximately $216,000)                     277,181
  Inventories                                                                          537,050
                                                                                   -----------
    Total current assets                                                               851,621

PROPERTY AND EQUIPMENT, net of accumulated depreciation                                 68,287

PROPRIETARY SOFTWARE, net of accumulated amortization                                   18,461

OTHER LONG-TERM ASSETS                                                                  27,880
                                                                                   -----------
  Total assets                                                                     $   966,249
                                                                                   ===========

                       LIABILITIES AND STOCKHOLDERS' DEFICIT

CURRENT LIABILITIES:
  Current maturities of notes payable - related party                              $    95,957
  Accounts payable and accrued expenses                                                923,195
  Customer deposits                                                                    382,780
                                                                                   -----------
    Total current liabilities                                                        1,401,932

NOTES PAYABLE, RELATED PARTY, net of current maturities                              1,347,935
                                                                                   -----------

    Total liabilities                                                                2,749,867

CONTINGENCIES AND COMMITMENTS (Notes 2, 7 and 8)

STOCKHOLDERS' DEFICIT:
  Common stock, $0.001 par value; 1,000,000,000 shares authorized; 400,000,000
    shares issued                                                                      400,000
  Additional paid-in capital                                                           503,200
  Treasury stock at cost, 509,600 shares                                               (33,000)
  Accumulated deficit                                                               (2,653,818)
                                                                                   -----------

    Total stockholders' deficit                                                     (1,783,618)
                                                                                   -----------

    Total liabilities and stockholders' deficit                                    $   966,249
                                                                                   ===========

              SEE ACCOMPANYING NOTES TO THESE FINANCIAL STATEMENTS.

                                 INTERCARD, INC.

                            STATEMENTS OF OPERATIONS


                                                       YEARS ENDED DECEMBER 31,
                                                   ---------------------------------
                                                       2002                2001
                                                   -------------       -------------
SALES                                              $   3,607,510       $   3,642,603

COST OF GOODS SOLD                                     2,008,816           1,939,739
                                                   -------------       -------------

GROSS PROFIT                                           1,598,694           1,702,864

OPERATING EXPENSES:

  Engineering and customer service                       530,583             539,335
  Selling expenses                                       570,118             799,916
  Administrative expenses                                654,851             783,454
                                                   -------------       -------------
    Total operating expenses                           1,755,552           2,122,705
                                                   -------------       -------------

OPERATING LOSS                                          (156,858)           (419,841)

OTHER INCOME (EXPENSES):

  Interest, net                                          (97,838)            (88,012)
  Other Expenses                                         (46,917)            (73,140)
  Other Income                                            17,766              12,843
                                                   -------------       -------------

NET LOSS                                           $    (283,847)      $    (568,150)
                                                   =============       =============

NET LOSS PER COMMON SHARE (basic and diluted)      $        (.00)      $        (.00)
                                                   =============       =============

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING           400,000,000         400,000,000
                                                   =============       =============

              SEE ACCOMPANYING NOTES TO THESE FINANCIAL STATEMENTS.

                                 INTERCARD, INC.

                  STATEMENT OF CHANGES IN STOCKHOLDERS' DEFICIT

          FOR THE PERIOD FROM JANUARY 1, 2001 THROUGH DECEMBER 31, 2002

                                                                                     ADDITIONAL
                                         COMMON STOCK                TREASURY          PAID-IN        ACCUMULATED
                                   SHARES            AMOUNT           STOCK            CAPITAL          DEFICIT
                                 -----------      -----------      -----------       -----------      -----------
BALANCES, JANUARY 1, 2001        400,000,000      $   400,000      $   (33,000)      $   503,200      $(1,801,821)

Net loss                                  --               --               --                --         (568,150)
                                 -----------      -----------      -----------       -----------      -----------

BALANCES, DECEMBER 31, 2001      400,000,000          400,000          (33,000)          503,200       (2,369,971)

Net loss                                  --               --               --                --         (283,847)
                                 -----------      -----------      -----------       -----------      -----------

BALANCES, DECEMBER 31, 2002      400,000,000      $   400,000      $   (33,000)      $   503,200      $(2,653,818)
                                 ===========      ===========      ===========       ===========      ===========

              SEE ACCOMPANYING NOTES TO THESE FINANCIAL STATEMENTS.

                                 INTERCARD, INC.

                            STATEMENTS OF CASH FLOWS

                                                                         YEARS ENDED DECEMBER 31,
                                                                        -------------------------
                                                                          2002             2001
                                                                        ---------       ---------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss                                                              $(283,847)      $(568,150)
    Adjustments to reconcile net loss to net cash from operations:
      Depreciation and amortization                                        69,208         139,679
      Changes in:
        Accounts receivable and accrued income                            361,177         352,518
        Inventories                                                       148,543         (94,047)
        Prepaid expenses                                                    7,759           3,341
        Accounts payable and accrued expenses                            (278,789)        197,297
                                                                        ---------       ---------
         Net cash provided by operations                                   24,051          30,638

CASH FLOWS FROM INVESTING ACTIVITIES -
  Capital expenditures                                                    (23,431)             --

CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from stockholder loans                                         204,977              --
  Re-payment of Stockholder loans                                        (145,340)             --
  Payments on loans and lines of credit                                   (32,524)        (37,745)
                                                                        ---------       ---------
    Net cash provided (used) by financing activities                       27,113         (37,745)
                                                                        ---------       ---------

NET CHANGE IN CASH                                                         27,733          (7,107)

CASH, beginning of year                                                     9,657          16,764
                                                                        ---------       ---------

CASH, end of year                                                       $  37,390       $   9,657
                                                                        =========       =========

SUPPLEMENTAL DISCLOSURES:
  Interest paid                                                         $  79,435       $   8,333

              SEE ACCOMPANYING NOTES TO THESE FINANCIAL STATEMENTS.

                                 INTERCARD, INC.

                          NOTES TO FINANCIAL STATEMENTS

1.       COMPANY OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

         COMPANY OPERATIONS

         Intercard, Inc. (the "Company") is a Missouri corporation engaged in the manufacturing and sale of access control products for business copying equipment, self-service vending equipment and other business and arcade equipment. Approximately 15% and 14%, respectively of the Company's sales in 2002 and 2001 were to various countries outside the United States.

         INVENTORIES

         Inventories are valued at the lower of average cost or market. Inventories consist of cards and electrical components and at December 31, 2002 are comprised of:

                Raw materials                                      $457,000
                Work-in-process                                      62,000
                Finished goods                                       18,000
                                                                   --------
                      Total                                        $537,000
                                                                   ========

         The Company periodically evaluates its inventory for slow moving or obsolete items and records a reserve or a direct write-down as considered appropriate in the circumstances.

         PROPERTY AND EQUIPMENT

         Property and equipment are stated at cost. Depreciation of property and equipment is calculated using the straight-line method over the estimated useful lives (ranging from three to seven years) of the respective assets. The cost of normal maintenance and repairs is charged to operating expenses as incurred. Material expenditures which increase the life of an asset are capitalized and depreciated over the estimated remaining useful life of the asset. The cost of properties sold, or otherwise disposed of, and the related accumulated depreciation or amortization is removed from the accounts, and any gains or losses are reflected in current operations.

         PROPRIETARY SOFTWARE

         The cost of developing computer software for sale to others is capitalized and amortized to operations in the greater of the amount computed using either the straight-line method or the ratio of current gross revenue to total anticipated revenue over the estimated useful life of the software, not to exceed five years. No computer software development costs were capitalized during the years ended December 31, 2002 and 2001. Amortization expense was $32,186 and $84,640 for the years ended December 31, 2002 and 2001, respectively.

         INCOME TAXES

         The Company accounts for its income taxes on the liability method, which requires that deferred income taxes be recorded for the temporary differences between the tax and financial statement bases of assets and liabilities and adjusted when new tax rates are enacted.

         FAIR VALUE OF FINANCIAL INSTRUMENTS

         The fair value of the Company's accounts receivable and payable approximate their carrying values at December 31, 2002 due to their short term. The Company believes the fair value of notes payable - related party approximates carrying value due to the use of approximate market interest rates.

         REVENUE RECOGNITION

         Maintenance revenue is recognized when the services are performed.

         The company's policy for product sales revenue recognition is as follows:

         1.) Once the customer has decided what products or service they intend to purchase a formal quotation is prepared, signed by a company representative, and presented to the customer. If the customer accepts the quotation, the company requires a written purchase order signed by a customer representative. When the order is booked two copies of the order is sent to the customer.

         One copy for the customers records and an acknowledgment copy that must be signed by a customer representative and return to the company prior to beginning production.

         2.) The customer quotation is based upon the company's product price list and is not subject to change. Competitive discounting is permitted and is shown separately on the customer quotation.

         3.) Revenue is recognized when the product is shipped and title pass at our facility. All shipments are made FOB in our plant.

         4.) Reasonable collectability is assured because of the companies' policy of 50% deposit with the order and the balance prior to shipment. The company accounts for the customers deposits with a deposit subledger which itemizes each customer deposit amount and order number. The total of all customer deposit is recognized as a liability on the company's balance sheet. As shipments occur they are invoiced and are recorded as revenue. The invoice also appears in the accounts receivable subledger. When the invoicing process is completed funds from the customers deposit account are applied against the customers account receivable invoice.

         CUSTOMER RETURNS AND WARRANTIES

         The Company's policy on product and service warranties is one year from date of shipment. The Company will repair or replace equipment if it is judged to be a Company production problem. The Company's return policy is 90 days and is subject to a 25% restocking charge. The customer is also responsible for all freight charges on returned goods. Annually, returned goods are minimal, totaling less than $10,000 and such costs are recorded when incurred.

         IMPAIRMENT OF LONG-LIVED ASSETS

         In the event that facts and circumstances indicate that the cost of long-lived assets may be impaired, an evaluation of recoverability would be performed. If an evaluation is required, the estimated future undiscounted cash flows associated with the asset would be compared to the asset's carrying amount to determine if a write-down to market value or discounted cash flow value is required.

         NET LOSS PER COMMON SHARE AND FORWARD STOCK SPLIT

         Basic earnings or loss per share (EPS) is calculated by dividing the earnings or loss available to common shareholders by the weighted average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock and their effect were not anti-dilutive.

         As described in Note 11, after the date of these financial statements, the Company had a 50 for 1 forward stock split. All share information in these financial statements is presented as if the split occurred as of the earliest period presented.

         USE OF ESTIMATES AND CERTAIN SIGNIFICANT ESTIMATES

         The preparation of the Company's financial statements in conformity with generally accepted accounting principles requires the Company's management to make estimates and assumptions that affect the amounts reported in these financial statements and accompanying notes. Significant estimates include the establishment of the allowance for doubtful accounts and obsolete inventory. Actual results could differ from those estimates and the differences could be material.

         NEW ACCOUNTING PRONOUNCEMENTS

         The following is a summary of recently issued accounting pronouncements which may impact the Company:

         In April 2002, the FASB approved for issuance SFAS No. 145, Rescission of FASB Statements No. 4, 44 and 64, Amendment of SFAS 13, and
         Technical Corrections ("SFAS 145"). SFAS 145 rescinds previous accounting guidance, which required all gains and losses from extinguishment of debt be classified as an extraordinary item. SFAS 145 is effective for fiscal years beginning after May 15, 2002, and has not had an effect on the Company.

         In July 2002, the FASB issued SFAS No. 146, Accounting for Costs Associated with Exit or Disposal Activities ("SFAS 146"). SFAS 146 requires companies to recognize costs associated with exit or disposal activities when they are incurred rather than at the date of a commitment to an exit or disposal plan. SFAS 146 is to be applied prospectively to exit or disposal activities initiated after December 31, 2002. The Company does not expect the adoption of SFAS 146 to affect its financial position or results of operations.

         In December 2002, the FASB issued Statement of Financial Accounting Standards No. 148, Accounting for Stock-Based Compensation - Transition and Disclosure - an Amendment of FASB Statement 123 (SFAS 123). The Company has not recorded any stock-based compensation to date; therefore, the provisions of SFAS 148 do not currently affect the Company.

2.       LIQUIDITY AND CONTINUED OPERATIONS

         The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and liquidation of liabilities in the normal course of business. The Company has a working capital deficit of approximately $550,000 at December 31, 2002, and has incurred operating losses in recent years. These factors raise substantial doubt about the Company's ability to continue as a going concern. The Company has funded operating costs through stockholder loans. Management's plans are to raise capital possibly through the sale of its common stock and additional stockholder loans. However, there is no assurance these plans will be successful. If adequate financing cannot be obtained, the Company may need to cease operations.

3.       PROPERTY AND EQUIPMENT

         Property and equipment consists of the following at December 31, 2002:

              Furniture and equipment                          $   439,152
              Tools and molds                                       55,000
              Leasehold improvements                                61,199
                                                               -----------
                                                                   555,351
              Less: accumulated depreciation                      (487,064)
                                                               -----------
                                                               $    68,287
                                                               ===========

         Depreciation expense was $37,022 and $55,039 for the years ended December 31, 2002 and 2001, respectively.

4.       OTHER LONG-TERM ASSETS

         Other long-term assets consists of the following at December 31, 2002:

             Investment in Copishare                            $       500
             Investment in Atlanta Cyberspace                        24,125
             Patents                                                  3,255
                                                                -----------
                Total                                           $    27,880
                                                                ===========

5.       NOTES PAYABLE - RELATED PARTIES

         On August 31, 2000, the Company executed three notes totaling $1,213,902 with its major stockholder. These notes bear interest at 6% and have no stated maturity. During 2002, the Company received an additional $59,637 (net of repayments) from the stockholder. Interest payable on these loans of $72,000, after offset of payments made on the stockholder's behalf, is included in accrued expenses at December 31, 2002. The stockholder has agreed not to demand repayment of more than $65,004 of these notes prior to January 2004; therefore, $65,004 has been classified as current obligations. The balance of the notes is classified as a long-term obligation at December 31, 2002.

         The major stockholder had pledged his personal residence for repayment of certain Company debts. In exchange, the Company has been paying the mortgage note on the pledged property. This note bears 7% interest and is payable in twice monthly installments of $1,708 and is due in 2008. The outstanding balance at December 31, 2002 is $170,353.

         The notes are summarized as follows:

                                                 Interest
                       Description                 Rate             Balance
            --------------------------------    ------------     --------------
            Stockholder note                        6%           $     310,000
            Stockholder note                        6%                 500,000
            Stockholder note                        6%                 403,902
            Other stockholder advances               -                  59,637
            Mortgage note                           7%                 170,353
                                                                 -------------
                                                                     1,443,892

            Less: current maturities                                   (95,957)
                                                                 -------------
                                                                 $   1,347,935
                                                                 =============

         Aggregate maturities of the mortgage note for years ending December 31 are:

                              2003                        $   30,953
                              2004                            33,010
                              2005                            35,205
                              2006                            37,545
                              2007                            33,640
                                                          ----------
                                                          $  170,353
                                                          ==========

6.       INCOME TAXES

         At December 31, 2002, the Company had a deferred tax asset of approximately $515,000. A valuation allowance has been established for the same amount. Valuation allowances are recorded to limit the recognition of deferred tax assets until it is more likely than not that the deferred tax asset will be realized. The valuation allowance increased by $98,000 during 2002. The deferred tax asset results from a net operating loss carryforward for federal income tax purposes of approximately $1,600,000, which will expire if unused in 2018 through 2022. The Company has no significant deferred tax liabilities.

7.       CONTINGENCIES AND COMMITMENTS

         The Company leases office and manufacturing space under a contract that expires in January 2003. The Company has recorded rent expense of $130,000 and $92,500 for the years ended December 31, 2002 and 2001, respectively.

         In January 2003, the Company entered into a five-year lease for office and manufacturing space. Minimum amounts due under this lease are:

                   2003                         $   93,923
                   2004                            107,340
                   2005                            107,340
                   2006                            107,340
                   2007                            107,340
                                                ----------
                                                $  523,283
                                                ==========

         During the year ended December 31, 2000, the major stockholder incurred a significant tax liability to both the Internal Revenue Service and the Missouri Tax Department as a result of taking an early distribution from a retirement account. The stockholder loaned the proceeds from this distribution to the Company so it could settle certain Company obligations, and the Company has been making the tax and interest payments to both taxing entities on behalf of the stockholder. To date, these payments have been $3,255 per month and have been offset against the principal and interest due the stockholder under the notes payable described in Note 4. At December 31, 2002, the stockholder owes the Internal Revenue Service $202,060 and the Missouri Tax Department $1,744. The Company anticipates it will continue to make the required monthly payments to these two taxing entities until the balances are satisfied.

8.       LITIGATION

         The Company is involved in various claims and legal actions arising in the normal course of business from time to time.

9.       RELATED PARTY TRANSACTIONS

         A member of the Company's board of directors during 2001 owned a vendor which supplied approximately $200,000 of electrical components to the Company. This director resigned in 2002.

         Other related party transactions are described in Notes 4 and 6.

10.      CONCENTRATIONS

         The Company had sales to three companies which made up 13.87%, 11.2% and 6.5% of total sales for 2002. The Company also had purchases from one vendor which represented 20.7% of the cost of sales for 2002. The Company believes these purchases could be made from other vendors at or near the same price.

11.      OTHER EXPENSES

         Intercard has other expenses, which included interest expenses totaling $126,989 in 2002 compared with others expenses of $148,309 in 2001 resulting in a net decrease of $21,320. Interest expenses increased $9,826 from $88,012 in 2001 to $97,838 in 2002. Miscellaneous expenses decreased $31,146 from $60,297 in 2001 to $29,151 in 2002. The reduction in miscellaneous expenses resulted from certain write-offs of Accounts Payable, which were booked in prior years.

12.      SUBSEQUENT EVENTS (UNAUDITED)

         On January 15, 2003, the Company entered into an Equity Line of Credit with Cornell Capital Partners, LP. The Equity Line of Credit has been terminated by the parties as of October 31, 2003.

         In October 2002, Intercard, Inc. entered into a merger agreement with Project II, Inc. a Nevada corporation incorporated on August 15, 2002. A corrected plan of merger was filed with the State of Nevada on September 2, 2003, and filed with the State of Missouri on September 9, 2003. Project II had no assets, liabilities or operations prior to the merger with Intercard, Inc. Pursuant to the terms of the Merger, all outstanding shares of Intercard were converted into a total of 8,000,000 shares of common stock of Project II, Inc., giving the former shareholders of Intercard 80% of the then-outstanding shares of Project II, Inc. The name of the surviving entity was changed to Intercard, Inc. As a result of the Merger, the separate existence of Intercard, Inc., the Missouri corporation, ceased and Project II, Inc. changed its name to Intercard, Inc., a Nevada corporation. On September 25, 2003, the Board of Directors approved a forward 50-for-1 stock split, after which Intercard had 500,000,000 shares of common stock outstanding.

                                  *************

WE HAVE NOT AUTHORIZED ANY DEALER, SALESPERSON OR OTHER PERSON TO PROVIDE ANY INFORMATION OR MAKE ANY REPRESENTATIONS ABOUT INTERCARD, INC. EXCEPT THE INFORMATION OR REPRESENTATIONS CONTAINED IN THIS PROSPECTUS. YOU SHOULD NOT RELY ON ANY ADDITIONAL INFORMATION OR REPRESENTATIONS IF MADE.

                   -----------------------

This prospectus does not constitute an offer to sell, or a                             ----------------------
solicitation of an offer to buy any securities:
                                                                                             PROSPECTUS

     / / except the common stock offered by this prospectus;
                                                                                        ---------------------
     / / in any jurisdiction in which the offer or
         solicitation is not authorized;

     / / in any jurisdiction where the dealer or other
         salesperson is not qualified to make the offer or                       182,915,416 SHARES OF COMMON STOCK
         solicitation;

     / / to any person to whom it is unlawful to make the
         offer or solicitation; or                                                         INTERCARD, INC.

     / / to any person who is not a United States resident or who is outside the jurisdiction of the United States.

The delivery of this prospectus or any accompanying sale does not imply that:

                                                                                        ______________, 2004

     / / there have been no changes in the affairs of Intercard, Inc. after the date of this prospectus; or

     / / the information contained in this prospectus is correct after the date of this prospectus.

                   -----------------------

Until _________, 2004, all dealers effecting transactions in the registered securities, whether or not participating in this distribution, may be required to deliver a prospectus. This is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters.

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Our Articles of Incorporation include an indemnification provision under which we have agreed to indemnify directors and officers of Intercard from and against certain claims arising from or related to future acts or omissions as a director or officer of Intercard. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of Intercard pursuant to the foregoing, or otherwise, Intercard has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         The following table sets forth estimated expenses expected to be incurred in connection with the issuance and distribution of the securities being registered. Intercard will pay all expenses in connection with this offering.

           Securities and Exchange Commission Registration Fee          $  1,187.67
           Printing and Engraving Expenses                              $  2,500.00
           Accounting Fees and Expenses                                 $ 20,000.00
           Legal Fees and Expenses                                      $ 50,000.00
           Miscellaneous                                                $ 11,312.33
                                                                        -----------
           TOTAL                                                        $ 85,000.00
                                                                        ===========

RECENT SALES OF UNREGISTERED SECURITIES

         A corrected plan of merger was filed with the State of Nevada on September 2, 2003, and filed with the State of Missouri on September 9, 2003. Pursuant to the terms of the Merger, all outstanding shares of Intercard were converted into a total of 8,000,000 shares of common stock of Project II, Inc., giving the former shareholders of Intercard 75% of the then-outstanding shares of Project II, Inc. The name of the surviving entity was changed to Intercard, Inc. As a result of the Merger, the separate existence of Intercard, Inc., the Missouri corporation, ceased and Project II, Inc. changed its name to Intercard, Inc., a Nevada corporation. On September 25, 2003, the Board of Directors approved a forward 50-for-1 stock split, after which Intercard had 500,000,000 shares of common stock outstanding.

         On January 15, 2003, Intercard entered into an Equity Line of Credit Agreement with Cornell Capital Partners, LP. This agreement has been terminated by the parties as of October 31, 2003.

         With respect to the sale of unregistered securities referenced above, all transactions were exempt from registration pursuant to Section 4(2) of the Securities Act of 1933 (the "1933 Act"), and Regulation D promulgated under the 1933 Act. In each instance, the purchaser had access to sufficient information regarding Intercard so as to make an informed investment decision. More specifically, Intercard had a reasonable basis to believe that each purchaser was an "accredited investor" as defined in Regulation D of the 1933 Act and otherwise had the requisite sophistication to make an investment in Intercard's securities.

EXHIBITS AND REPORTS ON FORM 8-K

         (A) EXHIBITS, FINANCIAL STATEMENT SCHEDULES AND REPORTS ON FORM SB-2.

EXHIBIT NO.           DESCRIPTION                                              LOCATION
-----------           -----------                                              --------
3.1                   Articles of Incorporation, as amended                    Incorporated by reference to
                                                                               Exhibit 3.1 to Form SB-2 filed
                                                                               with the SEC on November 5, 2003

3.2                   Bylaws                                                   Incorporated by reference to
                                                                               Exhibit 3.2 to Form SB-2 filed
                                                                               with the SEC on November 5, 2003

3.3                   Corrected Articles of Merger between Project II, Inc.    Incorporated by reference to
                      and Intercard, Inc. dated August 13, 2003                Exhibit 3.3 to Form SB-2 filed
                                                                               with the SEC on November 5, 2003

5.1                   Opinion of Kirkpatrick & Lockhart re: Legality           Provided herewith

10.1                  Sub-Lease                                                Incorporated by reference to
                                                                               Exhibit 10.1 to Form SB-2 filed
                                                                               with the SEC on November 5, 2003

10.2                  Promissory Note                                          Provided herewith

10.3                  Promissory Note                                          Provided herewith

10.4                  Promissory Note                                          Provided herewith

23.1                  Consent of Kirkpatrick & Lockhart LLP                    Incorporated by reference to Exhibit 5.1
                                                                               contained in this filing

23.2                  Consent of Hein & Associates LLP                         Provided herewith

         (B)      REPORTS ON FORM 8-K.

         None.

UNDERTAKINGS

         The undersigned registrant hereby undertakes:

                  (1) To file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

                           (i) Include  any   prospectus   required  by Sections
10(a)(3) of the  Securities  Act of 1933 (the "Act");

                           (ii)  Reflect in the  prospectus  any facts or events
arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement;

                           (iii)  Include  any  additional  or changed  material
information on the plan of distribution;

                  (2) That, for the purpose of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities that remain unsold at the end of the offering.

         Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


         In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this registration statement to be signed on our behalf by the undersigned, on February 3, 2004.


                                          INTERCARD, INC.

                                          By: /s/ Ray Sherrod
                                              ----------------------------------
                                              Ray Sherrod
                                              President, Chief Financial Officer
                                              and Director

         Pursuant to the requirements of the Securities Act of 1933 this Registration Statement has been duly signed by the following persons on behalf of the registrant and in the capacities and on the dates indicated


/s/ Ray Sherrod                                      February 3, 2004
-------------------------------                      ---------------------------
Ray Sherrod                                          Date
Chairman, President, Chief Executive
Officer and Director

/s/ Mary Lois Sherrod                                February 3, 2004
-------------------------------                      ---------------------------
Mary Lois Sherrod                                    Date
Director

/s/ Bruce Allen Sherrod                              February 3, 2004
-------------------------------                      ---------------------------
Bruce Allen Sherrod                                  Date
Director